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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
INFORMATION HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Information Holdings Inc.
(2)	Aggregate number of securities to which transaction applies:
        20,917,073 shares of common stock and options to purchase 1,050,186 shares of common stock (782,638 of which have exercise prices less than the per share merger consideration of $28.00).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        The filing fee was determined based upon the sum of (A) the product of 20,917,073 shares of common stock at a price of $28.00 per share plus (B) the cash out of 782,638 shares of common stock covered by options to purchase shares of common stock, at an aggregate cost of $6,298,959. With respect to the outstanding options, the per unit price was based on the difference between $28.00 per share and the per share exercise price of the in-the-money options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001267 by the sum of the first sentence of this paragraph.

	(4)	Proposed maximum aggregate value of transaction: $591,977,003
	(5)	Total fee paid: $75,003.49
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2777 Summer Street, Suite 602
Stamford, Connecticut 06905
(203) 961-9106

Dear Fellow Stockholder:

        On behalf of the board of directors of Information Holdings Inc., I cordially invite you to attend a special meeting of stockholders of Information Holdings to be held at The Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut 06901 at 2:00 p.m., Eastern Daylight Time, on Tuesday, August 31, 2004. Holders of record of Information Holdings common stock at the close of business on July 26, 2004 will be entitled to vote at the special meeting or any adjournment or postponement of that meeting.

        At the special meeting, we will ask you to adopt the merger agreement that we entered into on June 28, 2004 with The Thomson Corporation, an Ontario, Canada corporation, and Thyme Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Thomson. As a result of the merger, Information Holdings will become an indirect wholly owned subsidiary of Thomson.

        We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        If the merger is completed, you will be entitled to receive $28.00 in cash, without interest, for each share of Information Holdings common stock that you own and you will have no ongoing ownership interest in the continuing business of Information Holdings. On July 26, 2004, the closing price of our common stock was $27.19. When you consider the recommendation of our board of directors to adopt the merger agreement, you should be aware that some of the members of our board of directors and our executive officers have interests in the merger that may be different than, or in addition to, the interests of Information Holdings' stockholders.

        Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors has unanimously determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of Information Holdings and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
"FOR"
THE ADOPTION OF THE MERGER AGREEMENT.
YOUR VOTE IS IMPORTANT.

        We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption of the merger agreement by holders of a majority of the outstanding shares of Information Holdings common stock. In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the special meeting and a proxy card. The proxy statement includes important information about the proposed merger. We encourage you to read the entire proxy statement carefully.

        All of our stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope. It is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card.

        On behalf of the board of directors, I thank you for your support and urge you to vote "FOR" the adoption of the merger agreement.

Sincerely,

MASON P. SLAINE
 President and Chief Executive Officer

July 27, 2004

2777 Summer Street, Suite 602
Stamford, Connecticut 06905
(203) 961-9106

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On August 31, 2004

Dear Fellow Stockholder:

        You are cordially invited to attend the Special Meeting of Stockholders of Information Holdings Inc., a Delaware corporation ("Information Holdings"), that will be held at The Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut 06901 at 2:00 p.m., Eastern Daylight Time, on Tuesday, August 31, 2004 (the "Special Meeting"), for the following purposes:

1.
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 28, 2004, among Information Holdings, The Thomson Corporation, an Ontario, Canada corporation ("Thomson"), and Thyme Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Thomson ("Thyme");

2.
To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary; and

3.
To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

        The board of directors of Information Holdings has unanimously determined that the merger is advisable and in the best interests of Information Holdings and its stockholders and unanimously recommends that you vote to adopt the merger agreement. The board of directors of Information Holdings also unanimously recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary. We urge you to carefully read the accompanying proxy statement which more fully describes the details of the merger and other important information relating to the merger.

        Stockholders of record at the close of business on July 26, 2004 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. At the close of business on July 26, 2004, there were outstanding 20,921,964 shares of our common stock. For 10 days prior to the Special Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal offices of Information Holdings. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of outstanding shares of Information Holdings common stock.

        You should not send your Information Holdings stock certificate with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the merger consideration. Holders of Information Holdings common stock are entitled to appraisal rights under Delaware law if they meet certain conditions described in the accompanying proxy statement.

        Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
"FOR"
THE ADOPTION OF THE MERGER AGREEMENT.
YOUR VOTE IS IMPORTANT.

        No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Information Holdings or any other person.

By Order of the Board of Directors,

MASON P. SLAINE
 President and Chief Executive Officer

July 27, 2004

        The proxy statement is dated July 27, 2004, and is first being mailed to stockholders of Information Holdings on or about July 30, 2004.

        Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

SUMMARY OF TERMS	1
QUESTIONS AND ANSWERS ABOUT THE MERGER	7
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	9
PARTICIPANTS	10
Information Holdings Inc.	10
The Thomson Corporation	10
Thyme Corporation	10
THE SPECIAL MEETING	11
Date, Time and Place	11
Purpose of the Special Meeting	11
Record Date; Stock Entitled to Vote	11
Quorum; Vote Required	11
Voting of Proxies	12
Revocability of Proxies	12
Solicitation of Proxies	13
Delivery of this Proxy Statement to Multiple Stockholders with the Same Address	13
THE MERGER	14
Background of the Merger	14
Reasons for the Merger	17
Opinion of Morgan Stanley	19
Recommendation of our Board of Directors	25
Interests of Our Directors and Executive Officers in the Merger	25
Appraisal Rights	29
Delisting and Deregistration of Our Common Stock	32
Material U.S. Federal Income Tax Consequences of the Merger	32
Regulatory Matters	34
Litigation Related to the Merger	34
THE MERGER AGREEMENT	35
Merger Consideration	35
Conversion of Shares; Procedure for Receiving Merger Consideration	35
Effect on Information Holdings Stock Options	36
Effective Time of the Merger	36
Representations and Warranties	36
Conduct of Business Prior to Closing	38
Proxy Statement and Stockholders Meeting	40
Additional Agreements	41
No Solicitations by Information Holdings	42
Conditions to the Merger	44
Termination of the Merger Agreement	45
Termination Fee	47
Expenses	48
Amendment; Waiver	48
THE VOTING AND PROXY AGREEMENT	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
MARKET FOR THE COMMON STOCK; DIVIDEND DATA	53
OTHER MATTERS	54
Adjournments	54
Stockholder Nominations and Proposals	54
Where You Can Find More Information	54
ANNEX A — Agreement and Plan of Merger, dated as of June 28, 2004, among Information Holdings Inc., The Thomson Corporation and Thyme Corporation	A-1
ANNEX B — Opinion of Morgan Stanley & Co. Inc.	B-1
ANNEX C — Section 262 of the Delaware General Corporation Law	C-1

SUMMARY OF TERMS

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you when considering the merger. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we refer. See "Other Matters—Where You Can Find More Information" (page 54). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to carefully read the merger agreement because it is the legal document that governs the merger.

Participants (page 10).

        Information Holdings Inc. (page 10).    We are a leading provider of information products and services to intellectual property and life science markets. Information Holdings' data businesses, which include Micropatent, Master Data Center and IDRAC, provide a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. Information Holdings' Liquent unit is a provider of life science regulatory intelligence and publishing solutions.

        The Thomson Corporation (page 10).    Thomson, with 2003 revenues of $7.6 billion from continuing operations, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software tools and applications to more than 20 million users in the fields of scientific research and healthcare, law, tax, accounting, financial services, higher education, reference information, and corporate training and assessment.

        Thyme Corporation (page 10).    Thyme is a Delaware corporation and an indirect wholly owned subsidiary of Thomson. It has not engaged in any business activity other than in connection with the merger.

The Merger (page 14).

        Under the merger agreement, Thyme will merge with and into Information Holdings. After the merger, Thomson will own indirectly all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their Information Holdings common stock.

Merger Consideration (page 35).

        If the merger is completed, unless you dissent and seek appraisal of the fair value of your shares, you will receive $28.00 in cash in exchange for each share of Information Holdings common stock that you own. This amount is without interest and is subject to any applicable withholding taxes. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an Information Holdings stockholder. You will receive the merger consideration after exchanging your stock certificate in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after completion of the merger.

Effect on Information Holdings Stock Options (page 36).

        At the effective time of the merger, each outstanding option to purchase our common stock granted under our stock option plan will become fully vested and exercisable. Each stock option outstanding at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the excess of $28.00 over the applicable exercise price of such stock option, if any, multiplied by (ii) the number of shares subject to such stock option at the time of such cancellation. This amount is without interest and is subject to any applicable withholding taxes.

Procedure for Receiving Merger Consideration (page 35).

        Thomson will appoint an exchange agent to coordinate the payment of the cash merger consideration following the merger. The exchange agent will send you written instructions for surrendering your stock certificates and obtaining the merger consideration after we have completed the merger. Do not send your Information Holdings stock certificates now.

Market for the Common Stock (page 53).

        Our common stock is listed on the New York Stock Exchange under the ticker symbol "IHI." On May 20, 2004, the last full trading day prior to the publication of the Wall Street Journal article discussing the possible sale of Information Holdings, the high and low sales price as reported by the New York Stock Exchange for Information Holdings common stock was $23.92 and $23.45, respectively. On June 25, 2004, the last full trading day prior to the public announcement of the merger agreement, the high and low sales price for Information Holdings common stock was $26.44 and $25.79, respectively. On July 26, 2004, the last full trading day prior to the date of this proxy statement, the high and low sales price for Information Holdings common stock was $27.21 and $27.15, respectively. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the Special Meeting or the effective time of the merger.

Reasons for the Merger (page 17).

        In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Voting and Proxy Agreement (page 49).

        In connection with the merger, two of our stockholders, Warburg, Pincus Ventures, L.P. and Mason P. Slaine, President and Chief Executive Officer of Information Holdings, entered into a voting and proxy agreement pursuant to which each of them agreed, severally and not jointly and in their capacities as stockholders, to vote their respective shares of Information Holdings common stock (i) in favor of the merger, the merger agreement (as amended from time to time) and the transactions contemplated by the merger agreement, (ii) against any alternative takeover proposal made by a third party and (iii) against any other action or proposal involving Information Holdings or any of its subsidiaries that is intended or could reasonably be expected to prevent or impede the merger.

        As of July 26, 2004, Warburg, Pincus Ventures, L.P. owned 6,804,762 shares of Information Holdings common stock and Mr. Slaine owned 2,000,000 shares of Information Holdings common stock (400,000 of which are issuable upon exercise of options that are vested and exercisable). This aggregate amount represents approximately 42% of the shares of Information Holdings common stock outstanding as of July 26, 2004.

Opinion of Morgan Stanley & Co. Incorporated (page 19).

        On June 27, 2004, Morgan Stanley & Co. Incorporated delivered its opinion to our board of directors. The opinion stated that, as of the date of the opinion, the $28.00 per share in cash to be received by the holders of Information Holdings common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

        The full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex B to this proxy statement. Morgan Stanley provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The opinion of Morgan Stanley is not a recommendation as to how you should vote your shares with respect to the merger agreement. We urge you to read the opinion carefully and in its entirety.

Recommendation of our Board of Directors (page 25).

        Our board of directors believes that the merger is advisable and in the best interests of Information Holdings and its stockholders. Our board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 25).

        In considering the recommendation of our board of directors in favor of the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors knew about these additional interests and considered them when it approved and adopted the merger agreement. These interests include:

  •
  Acceleration of Stock Options (page 25).    Under the terms of our stock option plan and the merger agreement, each outstanding option, whether vested or unvested, will at the effective time of the merger be cancelled and each holder will be entitled to receive a cash payment equal to the amount discussed under "Effect on Information Holdings Stock Options" above. Based on the number of stock options held by the Information Holdings directors and executive officers on July 26, 2004, as a result of the merger this group would be entitled to receive an aggregate amount equal to approximately $3,801,686.

  •
  Severance Arrangements (page 26).    Mason P. Slaine, Jay S. Nadler, President of Information Holdings' Liquent unit, and Daniel Videtto, President of Information Holdings' MicroPatent and Master Data Center units, have employment agreements under which they may become entitled to specific benefits in the event their employment is terminated after the merger. Assuming the employment of each of these executive officers were terminated at the effective time of the merger, and assuming none of their salaries are increased prior to the effective time of the merger, Mr. Slaine would receive approximately $5,250,000 (in addition to any tax gross-up payments made pursuant to the agreement), Mr. Nadler would receive approximately $280,000 and Mr. Videtto would receive approximately $250,000.

  •
  Retention Bonus Agreements (page 28).    We entered into retention bonus agreements with Vincent A. Chippari, Executive Vice President, Secretary and Chief Financial Officer of Information Holdings, and Messrs. Nadler and Videtto as well as other officers of Information Holdings and its subsidiaries. Pursuant to these agreements, these executive officers and officers will receive lump sum cash bonus payments on the closing date of the merger in the total aggregate amount of $1,775,000. If (i) on the one-year anniversary of the closing date of the merger, they are employed by Information Holdings, or (ii) prior to the one-year anniversary, their employment was terminated by us without cause or by the executive for good reason, or not renewed, they will receive additional lump sum bonus payments in the total aggregate amount of $1,775,000.

  •
  Indemnification of Directors and Executive Officers and Insurance (page 29).    Under the merger agreement, Thomson will cause the surviving corporation in the merger to indemnify the directors and officers of Information Holdings and its subsidiaries for six years after the merger. Thomson will also cause the surviving corporation to maintain in effect policies of directors' and officers' liability insurance for six years after the merger.

        Additionally, subsequent to the execution of the merger agreement, at Thomson's request, we amended our employment agreements with each of Messrs. Nadler and Videtto for the purpose of providing for a further retention bonus payable if (i) on the one-year anniversary of the closing date of the merger, he is still employed by Information Holdings or (ii) prior to the one-year anniversary, his employment is terminated by us without cause, or not renewed. Under these amendments, each of Messrs. Nadler and Videtto are entitled to receive lump sum cash payments equal to such employee's salary as in effect on the one-year anniversary of the merger or immediately prior to his termination, as the case may be. See "Employment Agreement Amendments" (page 28).

Appraisal Rights (page 29).

        If you do not wish to accept $28.00 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. The fair value of your shares of

Information Holdings common stock as determined in accordance with Delaware law may be more or less than or the same as the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders' right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (page 32).

        As a result of the merger, you will be treated for U.S. federal income tax purposes as having sold or exchanged your shares for cash equal to $28.00 per share. In general, you will recognize taxable gain or loss equal to the difference, if any, between the cash you receive in the merger and your aggregate adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Regulatory Matters (page 34).

        The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both Information Holdings and Thomson filed the required notification and report forms under the HSR Act on July 13, 2004. The waiting period expires at 11:59 p.m., Eastern Daylight Time, on August 12, 2004, unless earlier terminated or extended through the issuance of a request for additional information and documentary material. If either the Antitrust Division of the Department of Justice or the Federal Trade Commission were to issue Information Holdings and Thomson with a request for additional information and documentary material, the waiting period would expire at 11:59 p.m., Eastern Daylight Time, on the thirtieth calendar day after the date of substantial compliance with such request by Information Holdings and Thomson, unless terminated earlier by the Antitrust Division of the Department of Justice and the Federal Trade Commission. Thereafter, the waiting period could be extended only by court order.

        Information Holdings and Thomson notified the German Federal Cartel Office (the "FCO") on July 6, 2004 about the proposed transaction. After an initial review of the proposed transaction by the FCO, which may last for up to one month, the FCO will decide whether to clear the proposed transaction or open a second stage investigation, which may last for a further period of up to four months from the date of notification. If the FCO has found that the proposed transaction would create or strengthen a dominant position in a relevant market in Germany, the FCO may clear the transaction, subject to certain conditions, or may issue a prohibition order that would have the effect of preventing the proposed transaction from being implemented in respect of the German market.

        Information Holdings and Thomson conduct operations in a number of other foreign jurisdiction where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. We are not aware of any such filings or approvals, and if we determine that there are any such other filings or approvals which would be required or advisable, we will make the additional filings or seek the additional approvals.

The Special Meeting of Information Holdings' Stockholders (page 11).

        Date, Time and Place (page 11).    The Special Meeting will be held at The Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut 06901 on Tuesday, August 31, 2004, at 2:00 p.m., Eastern Daylight Time, to consider and vote upon the proposal to adopt the merger agreement and to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary.

        Record Date; Stock Entitled to Vote (page 11).    You are entitled to vote at the Special Meeting if you owned shares of Information Holdings common stock at the close of business on July 26, 2004, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Information Holdings common stock you owned at the close of business on the record date. On July 26, 2004, there were 20,921,964 shares of Information Holdings common stock entitled to be voted at the Special Meeting.

        Voting of Proxies (page 12).    To vote, you can either (i) complete, sign, date and return the enclosed proxy card or (ii) attend the Special Meeting and vote in person. If your shares are held in "street name" by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote "AGAINST" adoption of the merger agreement.

        Vote Required (page 11).    The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Information Holdings common stock at the close of business on the record date. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, requires the approval of the holders of a majority of the shares of Information Holdings common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

The Merger Agreement (page 35).

        Conditions to the Merger (page 44).    The respective obligations of us, Thomson and Thyme to complete the merger are subject to the following conditions as well as a number of non-mutual conditions set forth in the merger agreement and described below in this proxy statement under the heading "The Merger Agreement—Conditions to the Merger":

  •
  the approval and adoption of the merger agreement by the vote of a majority of outstanding shares of Information Holdings common stock entitled to vote;

  •
  no statute, rule, regulation, judgment, writ, decree, order or injunction has been promulgated, enacted, entered or enforced, and no other action has been taken, by any governmental entity that has the effect of making illegal or directly or indirectly restrains, prohibits or restricts the consummation of the merger; and

  •
  the expiration or termination of any waiting period, and any extension of such period, applicable to the merger under the HSR Act or any other competition law.

        Termination of the Merger Agreement (page 45).    Information Holdings and Thomson can mutually agree to terminate the merger agreement without completing the merger. In addition, Information Holdings and Thomson can each terminate the merger agreement under the circumstances set forth in the merger agreement and described below in this proxy statement under the heading "The Merger Agreement—Termination of the Merger Agreement".

        Termination Fee (page 47).    The merger agreement requires us to pay Thomson a termination fee in the amount of $20 million if the merger agreement is terminated under specified circumstances set forth in the merger agreement and described below in this proxy statement under the heading "Merger Agreement—Termination Fee".

        No Solicitations by Information Holdings (page 42).    We agreed that we will, we will cause our subsidiaries to, and we will use reasonable efforts to cause our officers, directors, representatives and agents to, immediately cease any discussions or negotiations that may have been ongoing with any third party with respect to a takeover proposal at the time of entering into the merger agreement. In addition, among other things, we agreed that we will not, nor will we permit any of our subsidiaries to, and we will not authorize or permit any of our officers, directors, representatives and agents to, directly or indirectly:

  •
  solicit, initiate or encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal; or

  •
  participate in any discussions or negotiations regarding, or furnish to any person any information in connection with any takeover proposal.

        We also agreed that neither our board of directors nor any committee of our board of directors may:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Thomson or Thyme, the approval or recommendation or declaration of advisability by our board of directors, or any committee of the board of directors, of the merger agreement or the merger or the transactions contemplated in connection with the merger, or resolve or agree to take any such action;

  •
  approve or recommend, or propose publicly to approve or recommend, any takeover proposal or resolve or agree to take any such action; or

  •
  cause or permit Information Holdings to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, joint venture or partnership agreement, option agreement or other similar agreement related to any takeover proposal, or resolve or agree to take any such action.

        However, prior to obtaining stockholder approval, we may engage in any of the above actions, if in response to an unsolicited takeover proposal (which our board of directors determines in good faith is reasonably likely to result in a superior proposal), our board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such actions would be inconsistent with our board of directors' fiduciary duties to our stockholders.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What will happen to Information Holdings as a result of the merger?

A:
If the merger is completed, we will become an indirect wholly owned subsidiary of Thomson.

Q:
What will happen to my shares of Information Holdings common stock after the merger?

A:
Upon completion of the merger, each outstanding share of Information Holdings common stock will automatically be canceled and will be converted into the right to receive $28.00 in cash, without interest and subject to any applicable withholding taxes.

Q:
Will I own any shares of Information Holdings common stock or Thomson common shares after the merger?

A:
No. You will be paid cash for your shares of Information Holdings common stock. Our stockholders will not have the option to receive Thomson common shares in exchange for their Information Holdings shares instead of cash.

Q:
What happens to Information Holdings stock options in the merger?

A:
Holders of Information Holdings stock options, whether or not then exercisable or vested, will be entitled to receive, for each stock option, an amount in cash equal to (i) the excess of $28.00 over the applicable exercise price of such stock option, if any, multiplied by (ii) the number of shares subject to such stock option at the time of such cancellation. This amount is without interest and is subject to any applicable withholding taxes.

Q:
Will the merger be taxable to me?

A:
Generally, yes. As a result of the merger, you will be treated for U.S. federal income tax purposes as having sold or exchanged your shares for cash equal to $28.00 per share. In general, you will recognize a taxable gain or loss equal to the difference, if any, between the cash you receive in the merger and your aggregate adjusted tax basis in your shares. This gain or loss will be long-term capital gain or loss if you have held your shares as a capital asset for more than one year as of effective date of the merger. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 32 for a more complete discussion of the federal income tax consequences of the merger.

Q:
Does our board of directors recommend adoption of the merger agreement?

A:
Yes. Our board of directors unanimously recommends that our stockholders adopt the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement. These factors are described below in this proxy statement.

Q:
What vote of the stockholders is required to adopt the merger agreement?

A:
To adopt the merger agreement, stockholders of record as of July 26, 2004 holding at least a majority of the outstanding shares of Information Holdings common stock entitled to vote must vote "FOR" the adoption of the merger agreement. There are 20,921,964 shares of Information Holdings common stock entitled to be voted at the Special Meeting.

Q:
Am I entitled to appraisal rights?

A:
Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting.

Q:
What happens if I do not return a proxy card?

A:
The failure to return your proxy card will have the same effect as voting against adoption of the merger agreement.

Q:
May I vote in person?

A:
Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in "street name," through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Corporate Secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, you will receive written instructions for exchanging your shares of Information Holdings common stock for the merger consideration of $28.00 in cash, without interest and subject to applicable tax withholdings, for each share of Information Holdings common stock.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must obtain applicable regulatory approvals and satisfy all other closing conditions. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:
When will I receive the cash consideration for my shares of Information Holdings common stock?

A:
After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. After you properly return and complete the required documentation described in the written instructions, you will receive from the exchange agent a payment of the cash consideration for your shares.

Q:
Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you may contact us or our information agent as follows:

Corporate Secretary c/o Information Holdings Inc. 2777 Summer Street, Suite 602 Stamford Connecticut 06905 (203) 961-9106	MacKenzie Partners, Inc. 156 Fifth Avenue 9th Floor New York, NY 10010 (800) 322-2885

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of our outstanding shares, the ability to consummate the merger, receiving required regulatory approvals, satisfying other conditions to the closing of the merger and other matters.

        For a detailed discussion of other risk factors, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which we have filed with the Securities and Exchange Commission. Copies of the foregoing documents and other documents filed by Information Holdings with the Securities and Exchange Commission may be obtained free of charge from the Securities and Exchange Commission's website at www.sec.gov, Information Holdings' website at www.informationholdings.com or by directing a request to the Corporate Secretary c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford Connecticut 06905. See also "Other Matters—Where You Can Find More Information."

        We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

PARTICIPANTS

Information Holdings Inc.

        We are a leading provider of intellectual property and regulatory information products, software and services to professional end-users. We provide a broad array of databases, information products, software and complementary services for intellectual property and regulatory professionals through four primary business units: (i) MicroPatent; (ii) Master Data Center; (iii) IDRAC; and (iv) Liquent. MicroPatent, acquired in 1997, is a leading provider of patent and trademark information to intellectual property professionals in corporate and legal markets. Master Data Center, acquired in 1999, provides specialized services and software that enable customers to manage intellectual property portfolios. IDRAC and Liquent, both acquired in 2001, provide content assembly, publishing and information solutions, primarily to regulatory professionals in the life sciences industry. Information Holdings' MicroPatent, Master Data Center and IDRAC units comprise our data segment and Information Holdings' Liquent unit comprises our software segment.

        Our common stock is listed on the New York Stock Exchange under the symbol "IHI." We are incorporated under the laws of the State of Delaware. Our executive offices are located at 2777 Summer Street, Suite 602, Stamford, Connecticut 06905. Our telephone number is (203) 961-9106. Our website is www.informationholdings.com. Information contained on our website does not constitute a part of this proxy statement.

The Thomson Corporation

        Thomson, with 2003 revenues of $7.6 billion from continuing operations, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software tools and applications to more than 20 million users in the fields of scientific research and healthcare, law, tax, accounting, financial services, higher education, reference information, and corporate training and assessment.

        Thomson's common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "TOC." Thomson is incorporated under the laws of Ontario, Canada. Its executive offices in the U.S. and Canada are located at (i) Metro Center, One Station Place, Stamford, Connecticut 06902, U.S. and (ii) Suite 2706, Toronto Dominion Bank Tower, P.O. Box 24, Toronto- Dominion Centre, Toronto, Ontario M5K 1A1, Canada. Thomson's telephone numbers in the U.S. and Canada are (203) 539-8000 and (416) 360-8700, respectively. Thomson's website is www.thomson.com. Information contained on its website does not constitute a part of this proxy statement.

Thyme Corporation

        Thyme is an indirect wholly owned subsidiary of Thomson and has not engaged in any business activity other than in connection with the merger. Thyme's executive offices are located at Metro Center, One Station Place, Stamford, Connecticut 06902. Thyme's telephone number is (203) 539-8000.

THE SPECIAL MEETING

        We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

        The Special Meeting will be held at The Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut 06901 at 2:00 p.m., Eastern Daylight Time on Tuesday, August 31, 2004.

Purpose of the Special Meeting

        You will be asked at the Special Meeting to adopt the merger agreement. Our board of directors (i) has unanimously determined that the merger is advisable and fair to, and in the best interests of, us and our stockholders, (ii) has unanimously approved and adopted the merger agreement and (iii) unanimously recommends that our stockholders vote "FOR" approval and adoption of the merger agreement. If necessary, you will also be asked to vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.

Record Date; Stock Entitled to Vote

        Only holders of record of Information Holdings common stock at the close of business on July 26, 2004, the record date, are entitled to notice of and to vote at the Special Meeting. Holders of record of Information Holdings common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the Special Meeting. On the record date, 20,921,964 shares of Information Holdings common stock were issued and outstanding and held by approximately 15 holders of record.

Quorum; Vote Required

  Quorum

        A quorum is necessary to hold the Special Meeting. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Information Holdings common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment.

  Vote Required

        The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Information Holdings common stock on the record date. The approval of the grant of authority to vote to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Information Holdings common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Voting of Proxies

  Proxy Cards

        All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. To vote, please complete, sign, date and return the enclosed proxy card. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

        Shares affirmatively voted for the adoption of the merger agreement will be counted "FOR" that proposal. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the merger agreement and "FOR" approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn the Special Meeting.

  Abstentions

        Shares of Information Holdings common stock represented at the Special Meeting but not voted, including shares of Information Holdings common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the proposal to grant authority to vote to adjourn the Special Meeting.

  Broker Non-Votes

        Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes "AGAINST" the adoption of the merger agreement. Broker non-votes will have no effect on the proposal to grant the authority to vote to adjourn the Special Meeting.

        We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary, the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Revocability of Proxies

        The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

  •
  filing with our Corporate Secretary a properly executed and dated revocation of proxy;

  •
  submitting a properly completed, executed and dated proxy card to our Corporate Secretary bearing a later date; or

  •
  appearing at the Special Meeting and voting in person.

        Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

        All proxy solicitation costs will be borne by us. We retained MacKenzie Partners to aid in the solicitation of proxies and to verify records relating to the solicitation. We will pay MacKenzie Partners a base fee of $10,000 and expense reimbursement for items such as mailing, copying, phone calls, faxes, travel and other related matters. The extent to which these proxy solicitation efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy card by mail as soon as possible. Additionally, our directors, officers, employees and agents may solicit proxies personally, or by telephone or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. However, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals and to obtain voting instructions; Information Holdings will reimburse them for their expenses.

        You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of Information Holdings' common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

        We may send only one proxy statement to multiple stockholders that share the same address. Upon written or oral request, we will promptly supply such stockholders additional copies of the proxy statement. Such requests should be made by contacting us either by mail by writing to the Corporate Secretary c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford, Connecticut 06905 or by telephone at (203) 961-9106. If stockholders sharing the same address are receiving multiple copies of the proxy statement, such stockholders can request delivery of a single copy of the proxy statement by contacting us at the above address.

THE MERGER

        The discussion under the sections of this proxy statement entitled "The Merger" and "The Merger Agreement" summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

        In order to increase stockholder returns, we routinely evaluate opportunities to expand and strengthen our products and businesses. This evaluation also requires us to consider possible strategic alternatives and business combinations and whether it would be in the best interest of Information Holdings and our stockholders to continue as an independent company or to combine with or be acquired by another company.

        During 2003, we evaluated each of our business units with respect to financial and operating characteristics and concluded that we should focus on our intellectual property and regulatory information, software and service businesses. As a result of this decision, we divested both our science technology information segment and our information technology learning segment through the sale of the assets of CRC Press LLC, CRC Press (U.K.) LLC and Parthenon Publishing Group, Inc. in April 2003, for net proceeds of approximately $90 million, and the sale of assets of Transcender LLC in December 2003, for approximately $10 million. To enhance our Liquent business, in December 2003, we acquired the issued share capital of CDC Solutions Limited for cash consideration of approximately $26.3 million (subject to potential additional payments).

        At December 31, 2003, we had approximately $138 million in cash and investments and no debt. Our business was generating additional cash from operations and we were considering ways to maximize shareholder value, in light of the profile of our business and the potential uses of the balance of cash and investments.

        On February 24, 2004, at a regularly scheduled meeting, our board of directors unanimously approved the engagement of Morgan Stanley to represent us as our financial advisor with respect to a possible sale of the company. At our direction, Morgan Stanley contacted approximately 50 strategic and financial buyers to determine whether they would be interested in pursuing a strategic transaction with us. Between April 12 and May 14, 2004, with the assistance of both Morgan Stanley and our counsel Willkie Farr & Gallagher LLP, we negotiated and executed approximately 18 confidentiality agreements with both strategic and financial potential buyers.

        On April 20, 2004, our board of directors convened for a regularly scheduled quarterly meeting. At the meeting, our board discussed operating results, corporate governance and strategic alternatives to increase shareholder value, including the possible sale of the company. Mr. Slaine identified the prospective interested parties and informed the directors of a proposed timetable for the sale. Mr. Slaine also indicated that Morgan Stanley had assembled, with information provided by Information Holdings, an informational memorandum, which it was distributing to the prospective buyers who executed confidentiality agreements, to assist them in their evaluation of Information Holdings. At the meeting, the board of directors also discussed and approved retention bonus agreements with several officers of Information Holdings and its subsidiaries. See "The Merger—Interests of Our Directors and Executive Officers in the Merger—Retention Bonus Agreements."

        On May 14, 2004, the closing price of our common stock was $24.84. On May 17, 2004, we received initial indications of interest from six of the 18 interested persons and approved five of them for a second round of discussions. The initial indications of interest that were approved ranged in price from $24.00 per share to $30.00 per share and were made by both strategic and financial potential buyers. The remaining bid was significantly below the market price of our common stock and was rejected.

        On May 21, 2004, the Wall Street Journal published an article suggesting that we had "put [our]self up for sale" and that bidders were offering approximately $28.00 for each share of our common stock. On the same day, we issued a press release that we were "evaluating strategic alternatives to increase shareholder value, including a possible sale or recapitalization of the Company." On May 21, 2004, the closing price of our common stock increased to $27.50.

        Between May 21 and June 10, 2004, our senior management made presentations to the five potential buyers. On May 25, 2004, the potential buyers were also granted access to the on-line data room we established for their due diligence investigation. During the following four-week period, these parties conducted an in-depth due diligence review of us and our subsidiaries. The investigations included consultations and interviews with our management, legal counsel and independent auditor, Ernst & Young LLP. We also responded to numerous requests for documents and information submitted by the potential buyers and their advisors.

        On June 22, 2004, two bidders, both strategic buyers, submitted formal bids and markups of the transaction documents previously circulated by Willkie Farr. Both proposals provided for an all-cash acquisition. Thomson offered $28.00 per share with no material conditions to the execution of a merger agreement other than (i) the execution of a voting agreement by Warburg, Pincus Ventures, L.P. and Mr. Slaine, (ii) amendments to existing employment agreements with certain of our senior executives, including Mr. Slaine, and (iii) releases from Warburg, Pincus Ventures, L.P., Mr. Slaine and Michael E. Danziger, a member of our board of directors, of any claim that relates to certain lawsuits in which they are a party, namely, Venturetek, L.P. v. Rand Publishing Co., et al., and Venturetek, L.P. v. Information Holdings Inc. The other bidder requested the execution of a voting agreement, employment agreements by certain of our executive officers and other ancillary agreements. However, it also conditioned the acquisition of Information Holdings with a simultaneous sale to a third party of certain of our businesses.

        On June 24, 2004, members of senior management and representatives of Morgan Stanley and Willkie Farr convened with members of the board of directors to discuss the results of the sale process. Morgan Stanley described the process that had been conducted to date, identified the parties from which bids were received and summarized the information provided and the opportunities made available to the bidders to receive additional information. Morgan Stanley reviewed the financial terms of the formal proposals and the conditions proposed by the lower bidder. Willkie Farr then summarized the draft merger agreement, voting agreement and other contracts presented by the bidders and reviewed with the board of directors its fiduciary duties under applicable law. Willkie Farr also summarized certain conflicts of interest management may have as a result of the existence of employment agreements with change in control provisions, retention bonus agreements, severance payments and the acceleration of stock options. See "The Merger—Interests of Our Directors and Executive Officers in the Merger."

        At the meeting, the key issues that the board of directors focused on were price and certainty of closing. Because both bidders were strategic buyers, the board of directors also discussed the risks associated with any regulatory approvals. After lengthy discussion of these issues, the board of directors did not make a decision regarding any particular course of action. While the members agreed that the Thomson bid was within an attractive range for Information Holdings' stockholders, they also determined, based in part on the advice of Morgan Stanley and Willkie Farr, that each bidder should be given the opportunity to enhance its bid as to value and certainty. Our board of directors also agreed to allow the lower bidder to engage in discussions with a third party relating to a possible simultaneous sale of certain of our businesses. All members of the board of directors, except for Keith Jarrett, were present at meeting.

        On June 24, 2004 and over the course of the next three days, members of our management and representatives of Morgan Stanley and Willkie Farr participated in numerous lengthy discussions with the investment bankers and counsel representing each of the bidders regarding the open issues in each of their proposals. This included several discussions regarding the terms of the merger agreement, particularly, the definition of material adverse effect, the non-solicitation provision, covenants relating to regulatory approvals, covenants relating to our business activities between the time of executing the merger agreement and the closing of the merger, Thomson's access to information as well as discussions regarding the non-competition covenant in Mr. Slaine's employment agreement and other employment related issues.

        On June 25, 2004, Willkie Farr distributed revised drafts of the contracts to each of the bidders and negotiations continued between Willkie Farr, Morgan Stanley and representatives of each of the bidders. During the course of these discussions, the lower bidder made significant progress in eliminating open issues with respect to its contract (but for its condition to engage a third party for a possible simultaneous sale of certain of our businesses). Each of the bidders was then advised that there would be a discussion between Morgan Stanley, Willkie Farr, Information Holdings' management team and an outside member of our board of directors on the morning of June 26, 2004 to review the proposals. The bidders were instructed to inform our board of directors of any additional items, clarifications or improvements in their bid before this meeting. Drafts of the merger agreement were also delivered to each member of our board of directors.

        On June 26, 2004, representatives of Morgan Stanley and Willkie Farr convened with members of management of Information Holdings and one outside director to apprise them of the status of the negotiations. Morgan Stanley informed those present that the lower bidder had in fact increased its bid from its initial proposal, but that it still remained lower in price than Thomson's bid. In addition, the lower bidder also indicated that the third party with whom it was engaged in discussions would require additional time to conduct further due diligence. Morgan Stanley also informed those present that Thomson's representatives advised them that Thomson was not prepared to increase its price. As a result of the discussion, the group focused its efforts on finalizing the terms of the Thomson merger agreement. On June 26, 2004, our board of directors also agreed to convene the next day to consider the status of the proposals. On June 26, 2004, Willkie Farr distributed a revised draft of the merger agreement to Thomson.

        On June 27, 2004, we negotiated the remaining open issues with Thomson and its representatives and distributed a draft of the merger agreement to each member of our board of directors in advance of the meeting. At Thomson's request, Information Holdings executives Mr. Slaine and Mr. Nadler participated in a telephone conference with Thomson executive Vin Caraher, President of Thomson Scientific, regarding Mr. Nadler's continuing role with the surviving corporation. Thereafter, Thomson withdrew the condition that Mr. Nadler and Mr. Videtto execute amendments to their employment agreements prior to Thomson signing the merger agreement, indicating that it would work with Mr. Nadler and Mr. Videtto after a merger agreement was executed to come to terms on employment arrangements for them. By the end of the day, the only open issue between the parties concerned the covenant relating to Information Holdings' ability to act in the ordinary course of business between the time of signing the merger agreement and the closing of the merger. Shortly before the meeting of our board of directors took place, Mr. Slaine and Robert Cullen, Chief Executive Officer of Thomson Scientific & Healthcare, held a telephone conference and resolved this issue.

        At 8:30 p.m. on June 27, 2004, all of the members of our board of directors met with representatives of senior management, Morgan Stanley and Willkie Farr. At this meeting, representatives of Morgan Stanley again summarized the process that had been conducted and the terms of the Thomson proposal. Morgan Stanley then presented its financial analysis of the proposed transaction with Thomson and delivered its opinion to our board of directors that, as of June 27, 2004, and based upon and subject to the factors and assumptions set forth in the opinion, the cash consideration of $28.00 per share to be paid to the holders of Information Holdings common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Willkie Farr then summarized the merger agreement for our board of directors and reviewed the key issues that had been negotiated in connection with the merger agreement, as well as certain conflicts of interests of certain executive officers. Willkie Farr further explained that Warburg, Pincus Ventures L.P., the largest stockholder of Information Holdings, and Mr. Slaine had agreed to execute an agreement to vote their shares in favor of the transaction and that Mr. Slaine had agreed to amend his employment agreement to provide that his covenant not to compete would survive termination of his employment agreement as well as to broaden the scope of his non-competition clause.

        Following extensive discussion and consideration, our board of directors, by unanimous vote, determined that the merger was fair to, and in the best interests of, Information Holdings and its stockholders, declared the merger advisable, approved the merger agreement and resolved to recommend that the holders of Information Holdings common stock adopt the merger agreement.

        The parties signed the merger agreement at approximately 2:00 a.m., Eastern Daylight Time, on June 28, 2004, and jointly announced the merger to the public before the opening of trading that morning.

Reasons for the Merger

        At a meeting held on June 27, 2004, our board of directors unanimously determined that the merger with Thomson and the merger agreement are in the best interests of Information Holdings' stockholders. In reaching its decision, our board of directors consulted with senior members of Information Holdings' management team and with representatives of both Morgan Stanley and Willkie Farr. Based on these consultations and the factors discussed below, our board of directors concluded that the merger agreement with Thomson is advisable and in the best interests of our stockholders and would yield the highest value for our stockholders.

        In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of potentially positive factors in its deliberations, including the following:

  •
  our board of directors' familiarity with, and information provided by senior management as to, Information Holdings' business, financial condition, results of operations, current business strategy and prospects and the nature of the businesses in which we engage;

  •
  the view of our board of directors that there had been a broad solicitation of third party bids and that each bidder had been provided with sufficient opportunity to increase or otherwise improve its bid;

  •
  our board of directors' analysis that the certainty of the $28.00 cash consideration to be received by our stockholders in the merger was preferable to alternatives to increase stockholder value reasonably available to us;

  •
  the business and market risks and expense associated with remaining an independent public company with a relatively small market capitalization;

  •
  the fact that the merger consideration is all cash, which provides liquidity and certainty of value to our stockholders;

  •
  the likelihood that the merger would be consummated;

  •
  the financial analyses presented and the opinion of Morgan Stanley delivered to our board of directors that, as of June 27, 2004, based upon and subject to the matters set forth in its opinion, the consideration to be received by holders of Information Holdings common stock pursuant to the merger agreement was fair, from a financial point of view, to those stockholders (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion, is attached as Annex B to this proxy statement; stockholders are urged to read this opinion carefully and in its entirety);

  •
  the provisions of the merger agreement that permit our board of directors, in the exercise of its fiduciary duties, to authorize Information Holdings' management to provide information to, engage in negotiations with, consider, change its recommendation of the merger with Thomson and enter into a transaction with another party in connection with any unsolicited written proposal that our board of directors determines in good faith is reasonably likely to lead to a "superior proposal" (as defined in the merger agreement), subject to specified conditions, including if we accept or recommend such a superior proposal, paying a $20 million termination fee to Thomson;

  •
  the fact that the merger is subject to the approval of our stockholders;

  •
  the voting and proxy agreement terminates automatically upon termination of the merger agreement, thereby allowing them to vote in favor of a superior proposal;

  •
  the availability of appraisal rights for our stockholders who disapprove of the merger (see the section entitled "The Merger—Appraisal Rights" for information on how to exercise your appraisal rights);

  •
  the fact that Information Holdings has been unable to identify and complete any major acquisitions in the past two years and is generating relatively low economic returns on its significant balance of cash and investments; and

  •
  the following analysis regarding the premium of the $28.00 per share price as compared to the average closing share price of Information Holdings common stock on June 21, 2004 (the last trading day prior to the submission of formal bids) and on May 20, 2004 (the last trading day prior to the publication of the Wall Street Journal article discussing the possible sale):

Share Price	Premium to Average Closing Share Price from June 21, 2004	Premium to Average Closing Share Price from May 20, 2004
Prior Day	7%	18%
One Month Prior	5%	15%
Three Months Prior	16%	24%
Six Months Prior	21%	26%
One Year Prior	32%	38%
Two Years Prior	46%	45%

        Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, but ultimately concluded that such factors did not outweigh the benefits of the merger to us and our stockholders. These potentially countervailing factors include the following:

  •
  that our stockholders will no longer participate in any growth or future increase in the value of Information Holdings;

  •
  that, although customary for transactions of this size and type, the $20 million termination fee to be paid to Thomson if the merger agreement is terminated under certain circumstances specified in the merger agreement may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

  •
  the costs, potential length and risks of the regulatory approval process;

  •
  that, although other alternatives reasonably available to us would also be taxable to our stockholders, cash payments made in the merger would be subject to capital gains tax for U.S. federal income tax purposes;

  •
  the restrictions contained in the merger agreement on the operation of our businesses during the period between the signing of the merger agreement and the effective time of the merger;

  •
  the possible disruption to our businesses that may result from the announcement of the merger (including loss of demand for services and negative impacts on operating results, stock prices and ability to retain key personnel), that our officers and other employees will have expended extensive efforts and have experienced significant distractions from their work in attempting to complete the transaction and the substantial transaction costs incurred in connection with the transaction; and

  •
  that while we expect to complete the merger, there can be no assurance that all conditions to the parties' obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if the stockholders approve.

        Our board of directors also considered the interests of our directors and executive officers in the merger, which are described below under "The Merger—Interests of Our Directors and Executive Officers in the Merger."

        The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Opinion of Morgan Stanley

        Pursuant to the terms of a letter agreement, Morgan Stanley was engaged to provide financial advisory services to Information Holdings in connection with the potential sale of Information Holdings. Morgan Stanley was selected by the Information Holdings' board of directors to act as its financial advisor for the sale based on Morgan Stanley's qualifications, expertise and reputation, as well as its knowledge of the business and affairs of Information Holdings and the industry in which Information Holdings operates.

        On June 27, 2004, Morgan Stanley delivered its oral opinion to the Information Holdings board of directors, subsequently confirmed in writing, that, as of that date, the consideration of $28.00 per share to be received by the holders of shares of common stock of Information Holdings pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's written opinion dated June 27, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this proxy statement. Morgan Stanley's written opinion is directed to our board of directors and only addresses the fairness of the consideration of $28.00 for each share of Information Holdings common stock from a financial point of view as of the date of the opinion. Morgan Stanley's written opinion does not address any other aspect of the merger and does not constitute a recommendation to any Information Holdings stockholder as to how to vote at the Information Holdings stockholder meeting. The following is a summary of the Morgan Stanley opinion. Information Holdings stockholders are urged to read the entire opinion.

        In arriving at its written opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other information of Information Holdings;

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  reviewed certain internal financial statements and other financial and operating data concerning Information Holdings prepared by the management of Information Holdings;

  •
  reviewed certain financial projections prepared by the management of Information Holdings;

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  discussed the past and current operations and financial condition and the prospects of Information Holdings with senior executives of Information Holdings;

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  reviewed the reported prices and trading activity for Information Holdings common stock;

  •
  compared the financial performance of Information Holdings and the prices and trading activity of Information Holdings common stock with that of certain other comparable publicly-traded companies and their securities;

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  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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  participated in discussions and negotiations among representatives of Information Holdings, Thomson and certain other parties and their financial and legal advisors;

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  reviewed the proposed merger agreement, the proposed voting and proxy agreement, and certain related documents; and

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  considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

        Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting best available estimates and judgments of the future financial performance of Information Holdings.

        In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley assumed that in connection with the receipt of all necessary regulatory approvals for the proposed merger, no restrictions would be imposed that would have a material adverse affect on the consummation of the merger as contemplated in the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Information Holdings, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

        The following is a brief summary of the material financial analyses performed by Morgan Stanley in preparing its opinion. Some of these summaries include information presented in tabular format. In order to fully understand the financial analysis used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses used by Morgan Stanley.

  Historical Public Market Trading Value

        Morgan Stanley reviewed the recent stock price performance of Information Holdings based on an analysis of the historical average closing prices and trading volumes for various periods from May 20, 2003 through June 21, 2004, as compared to the merger consideration of $28.00 per share. Over that period, Information Holdings common stock traded in a range from $15.50 to $27.80. The following table lists the implied percentage premium of the consideration as compared to average closing stock prices over various periods:

	Implied Price Premium
Information Holdings Share Price	Unaffected (5/20/04)(1)	Current (6/21/04)
One Day Prior	18%	7%
One Month Prior (Avg.)	15%	5%
Six Months Prior (Avg.)	26%	21%
One Year Prior (Avg.)	38%	32%

Note:

(1)
Defined as price of $23.92 on May 20, 2004 (one day prior to publication of Wall Street Journal article stating that Information Holdings was for sale). Information Holdings subsequently issued a press release noting Information Holdings was "evaluating strategic alternatives to increase shareholder value".

  Comparative Stock Price Performance

        As part of its analysis, Morgan Stanley reviewed the recent stock price performance of Information Holdings and compared this performance with that of selected companies that shared certain characteristics with Information Holdings as well as the S&P 500. Morgan Stanley observed that over the period indicated below, the closing market prices appreciated as set forth:

Appreciation June 21, 2003 to June 21, 2004
Information Holdings Inc	47%
Wolters Kluwer NV	31%
John Wiley & Sons Inc	25%
McGraw-Hill Inc	23%
S&P 500	14%
Reed Elsevier NV	7%
The Thomson Corporation	3%
Reed Elsevier PLC	1%

  Comparable Company Analysis

        As part of its analysis, Morgan Stanley compared financial information of Information Holdings with corresponding financial information for several companies that share certain characteristics with

Information Holdings. This group, which is referred to in this discussion of Morgan Stanley's analysis as the "peer group", includes:

Diversified Professional Publishing Companies
McGraw-Hill Inc.
Reed Elsevier PLC
Reed Elsevier NV
The Thomson Corporation
Wolters Kluwer NV
Business & Reference & Other Companies
The Dun & Bradstreet Corp
Factset Research Systems
John Wiley & Sons Inc.
PRIMEDIA Inc.
ProQuest Co.
Taylor & Francis Informa
United Business Media PLC

        Morgan Stanley analyzed, among other things, the current aggregate value, i.e., equity value adjusted for capital structure, of each company expressed as a multiple of 2004 estimated revenue; and the current aggregate value of each company expressed as a multiple of 2004 estimated earnings before expenses for interest, taxes, depreciation and amortization ("EBITDA") based on publicly available information and equity research reports of analysts who report on such companies. As of June 22, 2004, and based on estimates of revenue and EBITDA taken from Information Holdings management, the statistics derived from this analysis are described below:

        Representative ranges from the peer group were 2.0 to 3.0 times estimated 2004 revenue and 10.0 to 12.0 times EBITDA for the same period. Applying the representative range of peer group Aggregate Value/2004E Revenue multiples to the Information Holdings management's estimated 2004 revenue implied a range of values for Information Holdings common stock of approximately $17.33 to $22.32 per share. Applying the representative range of peer group Aggregate Value/2004E EBITDA multiples to the Information Holdings management estimated 2004 EBITDA implied a range of values for Information Holdings common stock of approximately $22.67 to $25.73 per share. Morgan Stanley noted that the closing price of Information Holdings common stock as of June 21 was $25.85 per share while the merger consideration was $28.00 per share of Information Holdings common stock. Morgan Stanley also noted that the closing price of Information Holdings common stock, as of May 20, the day before Information Holdings disclosed publicly it was pursuing strategic alternatives, was $23.92.

        No company used in the peer group comparison is identical to Information Holdings. In evaluating the peer group companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Information Holdings, e.g., the impact of competition on Information Holdings and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Information Holdings or the industry or in the financial markets in general.

  Analysis of Selected Precedent Transactions

        As part of its analysis, Morgan Stanley reviewed the following 25 transactions involving professional information companies since 1994:

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  LEXIS NEXIS / Reed Elsevier

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  CCH / Wolters Kluwer

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  West Publishing Company / Thomson

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  Matthew Bender & 50% of Shepard's / Reed Elsevier

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  MDL / Reed Elsevier

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  Churchill Livingstone / Harcourt General

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  Waverly / Wolters Kluwer

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  Simon & Schuster / Pearson

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  Mosby / Harcourt General

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  Plenum Publishing / Wolters Kluwer

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  Ovid / Wolters Kluwer

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  Appleton Lange / McGraw-Hill

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  Master Data Center / Information Holdings Inc.

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  Bankers Systems Inc / Wolters Kluwer

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  Dialog / Thomson

  •
  Harcourt General / Reed Elsevier & Thomson

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  Loislaw.com / Wolters Kluwer

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  IDRAC / Information Holdings Inc.

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  Liquent / Information Holdings Inc.

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  KAP / Candover & Cinven

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  CRC Press / Taylor and Francis

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  Elite / Thomson

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  Bertelsmann Springer / Candover & Cinven

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  Marcel Dekker / Taylor and Francis

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  CDC Solutions / Information Holdings Inc.

        For each of these transactions, Morgan Stanley reviewed the prices paid and calculated the implied multiples of last twelve months revenue and EBITDA as of the transaction's announcement date. This analysis indicated representative ranges of 2.5 to 5.0 times year to date annualized revenue and 12.0 to 14.0 times EBITDA.

        Applying these ranges to the year to date annualized performance of Information Holdings implied Information Holdings share prices of $18.89 to $30.42 and $23.10 to $25.72, respectively.

        No transaction used in the analysis of selected precedent transactions is identical to the merger. In evaluating these transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Information Holdings, e.g., the impact of competition on Information Holdings and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Information Holdings or the industry or in the financial markets in general.

  Discounted Cash Flow Analysis

        As part of its analysis, Morgan Stanley calculated the estimated present value of Information Holdings' future unlevered cash flows for the five years ending December 31, 2008 based on financial projections prepared by management and an adjusted set of projections based on discussions with Information Holdings management. The adjusted projections, or "Sensitivity Case" were developed to incorporate the effect of potential risks inherent in the business plan in the discounted cash flow analysis. The Sensitivity Case assumed a range of EBITDA margins and revenue growth rates to illustrate these risks.

        Based on current public and private-market based valuations, Morgan Stanley assumed a range of terminal EBITDA multiples from 8.0x–10.0x to calculate the value of the company's terminal cash flows. Morgan Stanley also assumed a range of discount rates from 10%–12% based on estimates of Information Holdings' weighted average cost of capital. The Sensitivity Case share prices were calculated at a 9.0x terminal multiple and an 11% discount rate. The discounted cash flow values for the Management Case and the Sensitivity case implied per share prices of Information Holdings common stock of $25.34 to $30.20 and $21.08 to $27.16, respectively.

        While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions including growth rates, terminal multiples and discount rates. The valuation stated above is not necessarily indicative of Information Holdings' actual, present or future value or results which may be more or less favorable than suggested by this type of analysis.

        Morgan Stanley performed a variety of financial and comparative analyses for the purpose of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its analyses and the opinion. In addition, Morgan Stanley may have given various factors more or less weight than other factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Information Holdings.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Information Holdings. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the merger consideration to the holders of shares of Information Holdings common stock pursuant to the merger agreement and were provided to our board of directors in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which Information Holdings might actually trade. Further, the analyses should not be viewed as the sole determining factors of the value of Information Holdings. In addition, as described above, the Morgan Stanley opinion was one of the many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The merger consideration pursuant to the merger agreement was determined through arm's-length negotiations between Information Holdings and Thomson and was approved by our board of directors. Morgan Stanley did not recommend any specific consideration to Information Holdings or advise that any given consideration constituted the only appropriate consideration for the transaction.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Information Holdings and Thomson and its affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In addition, Morgan Stanley and its affiliates have acted and from time to time may act as a counterparty to either Information Holdings or Thomson and its affiliates and have received and may receive compensation for such activities. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Information Holdings and Thomson and have received fees for the rendering of these services.

        Pursuant to the engagement agreement with Information Holdings, Morgan Stanley was retained to provide financial advisory services and a financial opinion letter in connection with the transaction, and Information Holdings agreed to pay Morgan Stanley fees for its services in connection with the merger, which amount would be equal to approximately $4.4 million as of June 28, 2004. Information Holdings also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, Information Holdings has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Recommendation of our Board of Directors

        At a meeting of our board of directors held on June 27, 2004, at which all of the directors were present, our board of directors concluded that the terms and provisions of the merger agreement were advisable and fair to and in the best interests of Information Holdings and our stockholders. The board members present at the meeting unanimously approved the merger agreement, declared the merger advisable and recommended that the stockholders adopt the merger agreement. Accordingly, our board of directors unanimously recommends that our stockholders vote "FOR" the merger proposal.

Interests of Our Directors and Executive Officers in the Merger

        In considering the recommendation of our board of directors in favor of the merger, you should be aware that several of our directors and executive officers will be entitled to certain benefits, set forth below, as a result of provisions contained in the merger agreement, employment agreements and retention bonus agreements. Our directors were aware of, and considered the interests of, these persons and the potential conflicts arising from such interests when deliberating on the merits of the merger and approving the merger agreement.

  Acceleration of Stock Options

        Immediately prior to the effective time of the merger, stock options held by our executive officers and directors, like all other stock options held by our other employees, will immediately vest and become exercisable (whether or not such options vested prior to that time). Pursuant to the merger agreement, all stock options will be canceled upon the completion of the merger in exchange for a cash payment equal to the excess of $28.00 over the exercise price of such stock option, multiplied by the number of shares subject to such stock option. The table below sets forth, as of July 26, 2004, the amounts each director and executive officer will receive for their stock options to purchase shares of Information Holdings common stock with exercise prices below $28.00:

Name	Amount of Merger Consideration for Stock Options
Mason P. Slaine	$1,402,000
Vincent A. Chippari	1,078,184
Jay S. Nadler	467,400
Daniel S. Videtto	606,000
Michael E. Danziger	70,411
David R. Haas	70,411
Keith B. Jarrett	26,820
Sidney Lapidus	26,820
Martin D. Payson	26,820
John L. Vogelstein	26,820

Total:	$3,801,686

  Severance Arrangements

          Mason P. Slaine

        Information Holdings has an employment agreement, dated as of April 30, 2002 and amended as of January 17, 2003 and June 27, 2004, with Mason P. Slaine which provides that Mr. Slaine will serve as President and Chief Executive Officer of Information Holdings until June 30, 2005, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Slaine's employment agreement provided for a base salary of $825,000 through June 30, 2003 and $900,000 through June 30, 2004. The determination of Mr. Slaine's base salary for periods after June 30, 2004 is subject to increases at the discretion of our board of directors. On June 2, 2004, the compensation committee of the board of directors approved a salary increase for Mr. Slaine to $975,000, effective July 1, 2004. In addition, Mr. Slaine is eligible to receive an annual cash bonus, as determined by our board of directors. In 2003, Mr. Slaine received a bonus equal to $450,000. He is also entitled to participate in health, insurance, pension, automobile and other benefits provided to other senior executives of Information Holdings.

        In connection with the execution of the employment agreement, Information Holdings granted options to Mr. Slaine to purchase 200,000 shares of common stock at a purchase price per share equal to the fair market value of one share of common stock on the date of grant. These options are now fully vested and exercisable.

        In the event that Mr. Slaine resigns within 90 days following a change of control or his employment is terminated without cause (as defined in his employment agreement) following a change of control, Information Holdings is obligated to pay to Mr. Slaine a lump sum amount equal to three times the sum of (i) his then current base salary and (ii) the bonus he received in the prior fiscal year. In addition, Information Holdings is required to continue to provide health insurance benefits during the 12-month period immediately following such termination. The consummation of the merger will constitute a change of control for purposes of Mr. Slaine's employment agreement.

        To the extent that any payment under the employment agreement would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, Information Holdings is also required to make a gross-up payment to Mr. Slaine to cover the excise tax and any taxes incurred by Mr. Slaine upon the payment of the such gross-up payment.

        Additionally, Mr. Slaine's employment agreement contains a non-compete clause. To induce Thomson and Thyme to enter into the merger agreement, Mr. Slaine amended his employment agreement on June 27, 2004 to provide that he will not compete with Information Holdings on a world-wide basis until the second anniversary of the termination of his employment for any reason. The employment agreement also contains confidentiality and non-solicitation provisions. In consideration for these covenants, Information Holdings has agreed to pay Mr. Slaine 50% of his then current base salary over the course of the two-year period. Assuming the employment of Mr. Slaine were terminated at the effective time, and assuming his salary is not increased prior to the effective time of the merger, Mr. Slaine will be entitled to receive $5,250,000 (in addition to any tax gross-up payments made pursuant to the agreement). The amendment to Mr. Slaine's employment agreement also provided that payment of Mr. Slaine's severance or change of control payments and tax gross-up payments must be made within 15 days following termination of Mr. Slaine's employment, and that the payment of 50% of his base salary in consideration of his non-competition, confidentiality and non-solicitation covenants will be made quarterly in advance.

          Jay S. Nadler

        Information Holdings has an employment agreement, dated as of April 10, 2000 and amended as of September 2, 2003, with Jay Nadler which provides that Mr. Nadler will serve as President of Information Holdings' Liquent unit until April 10, 2005, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Nadler's employment agreement provided for an initial base salary of $250,000 per annum, increased annually to the extent of any increase in the Consumer Price Index. Mr. Nadler's current base salary is $280,000. In addition, Mr. Nadler is entitled to receive a cash bonus in an amount up to 50% of his base salary based upon meeting objectives determined by our board of directors. Mr. Nadler is also entitled to participate in health, insurance, pension and other benefits provided to other senior executives of Information Holdings.

        In the event (i) Information Holdings terminates Mr. Nadler's employment without cause (as defined in his employment agreement), (ii) Mr. Nadler terminates the employment for good reason (as defined in his employment agreement) or (iii) Mr. Nadler resigns within 90 days following a change in control, in addition to the amounts specified above, Mr. Nadler will continue to receive his base salary and health and insurance benefits for a period of 12 months from the date of termination. A change of control will occur under Mr. Nadler's employment agreement upon the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Information Holdings (subject to several exceptions that are not applicable to this transaction). The consummation of the merger will constitute a change of control for purposes of Mr. Nadler's employment agreement.

          Daniel Videtto

        Information Holdings' subsidiary, Micropatent LLC, has an employment agreement, dated as of June 23, 2003, with Daniel Videtto which provides that Mr. Videtto will serve as President of Information Holdings' MicroPatent and Master Data Center units until June 23, 2005, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Videtto's employment agreement provides for an initial base salary of $250,000 per annum, increased annually to the extent of any increase in the Consumer Price Index. Mr. Videtto's current base salary is $250,000 (subject to an annual increase). In addition, Mr. Videtto is entitled to receive a cash bonus in an amount up to 50% of his base salary based upon meeting objectives determined by our board of directors. Mr. Videtto is also entitled to participate in health, insurance, pension and other benefits provided to other senior executives of Information Holdings.

        In the event that Mr. Videtto's employment is terminated for cause (as defined in his employment agreement), he will be entitled to receive any accrued but unpaid base salary, unused vacation and unreimbursed expenses. In the event we terminate his employment without cause, or if he resigns within 90 days following a change in control, in addition to the amounts specified in the foregoing sentence, Mr. Videtto will continue to receive his base salary and health and insurance benefits for a period of 12 months from the date of termination. In the event we do not renew his employment agreement, Mr. Videtto will continue to receive his base salary and health and insurance benefits for a period of four months from the expiration date of the employment contract. Mr. Videtto's employment agreement also contains a non-compete clause, which applies until the first anniversary of the termination of Mr. Videtto's employment, and confidentiality and non-solicitation provisions.

  Employment Agreement Amendments

        Additionally, subsequent to the execution of the merger agreement, at Thomson's request, we amended our employment agreements with each of Messrs. Nadler and Videtto for the purpose of providing for a further retention bonus payable if (i) on the one-year anniversary of the closing date of the merger, he is still employed by Information Holdings or (ii) prior to the one-year anniversary, his employment is terminated by us without cause, or not renewed. Under these amendments, each of Messrs. Nadler and Videtto are entitled to receive lump sum cash payments equal to such employee's salary as in effect on the one year anniversary of the merger or immediately prior to his termination, as the case may be.

  Retention Bonus Agreements

        As of April 20, 2004, we entered into retention bonus agreements with Vincent Chippari, Executive Vice President, Secretary and Chief Financial Officer of Information Holdings, Messrs. Nadler and Videtto and other officers of Information Holdings and its subsidiaries. If the merger is consummated by April 20, 2005, these executives will be entitled to payments under the retention bonus agreements. The first payment is payable on the closing of the merger, if the executive is employed by us on such date. The second payment is payable on the one-year anniversary of the closing of the merger, if the executive is employed by us on such date. The retention bonus agreements provide that if the executive's employment is terminated by us without cause or by the executive with good reason prior to the one-year anniversary of the closing of the merger, or the executive's employment terminates as a result of non-renewal prior to the one-year anniversary of the closing of the merger, then the second payment will be paid on the date of such termination.

        The payments to be made to each executives with a retention bonus agreement are as follows:

Name and Title	Payment Upon Closing of Merger	Payment Upon One-Year Anniversary/Termination or Non-Renewal
Vincent A. Chippari, Chief Financial Officer, Executive Vice President and Secretary	$600,000	$600,000
Jay S. Nadler, President of Liquent Unit	500,000	500,000
Daniel Videtto, President of Micropatent and Master Data Center Units	300,000	300,000
Other Officers of Information Holdings and its subsidiaries	375,000	375,000

Total:	$1,775,000	$1,775,000

        For Messrs. Chippari, Nadler and Videtto, "cause" has the same definition as in the executive's employment agreement. For the other officers "cause" means: (i) failure (except in the case of illness or other incapacity), neglect, or refusal to perform essential duties (following 30-day cure period);
(ii) any willful or intentional act of the executive that has the effect of injuring our a buyer's reputation or business in any material respect; (iii) any continued or repeated absence, unless such absence is approved or excused by our board of directors or the result of illness or incapacity; (iv) use of illegal drugs or repeated drunkenness that affects the executive's ability to perform his or her duties;
(v) conviction for the commission of a felony; or (vi) the commission by the executive of an act of fraud or embezzlement against us or a buyer.

        As used in the retention bonus agreements, "good reason" means: (i) actions taken by us or a buyer that prevent the executive from performing his or her normal duties and responsibilities, or any adverse change or material diminution to title, position, authority, or responsibilities; (ii) failure by us or a buyer to pay compensation due to the executive; (iii) failure by us or a buyer to allow the executive to participate in employee benefit plans made available to other senior executives of Information Holdings or a buyer; (iv) a requirement to move to a place of employment that is outside certain relocation boundaries; or (v) failure of a buyer to assume the retention bonus agreement and, in the case of Messrs. Chippari, Nadler and Videtto, the executive's employment agreement.

        To the extent that any payment by us to an executive with a retention bonus agreement (this includes all payments to the executives, including payments under an executive's employment agreement or other arrangement) would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would be entitled to receive a gross-up payment to cover the excise tax and any taxes incurred by the executive upon the payment of such gross-up payment.

  Indemnification of Directors and Executive Officers and Insurance

        The merger agreement provides that, to the fullest extent permitted under applicable law, and regardless of whether the merger occurs, Information Holdings will indemnify and hold harmless and, for a period of six years after the effective time of the merger, Thomson will cause the surviving corporation to indemnify and hold harmless Information Holdings' and its subsidiaries' officers, directors and employees against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by the merger agreement or the merger in each case to the event provided under Information Holdings' organizational documents.

        Additionally, for six years after the effective time of the merger, the surviving corporation will maintain or obtain officers' and directors' liability insurance covering the indemnified parties discussed above who are currently covered by Information Holdings' officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts. During this period, the surviving corporation, will also give effect to the indemnification provisions currently provided by Information Holdings' organizational documents. However, the surviving corporation will not be required to pay annual premiums for coverage in excess of 200% of the premium in effect on June 28, 2004. If insurance coverage cannot be obtained or can be obtained only for an amount in excess of 200% of Information Holdings' annual premium in effect on June 28, 2004, the surviving corporation must obtain an amount equal to 200% of Information Holdings' annual premium on June 28, 2004, on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts.

Appraisal Rights

        The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

        If the merger is completed, dissenting holders of Information Holdings common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law will be entitled to have their shares of Information Holdings common stock appraised and receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

        The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Information Holdings common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

  •
  Stockholders electing to exercise appraisal rights must not vote "for" the adoption of the merger agreement. Also, because a submitted proxy not marked "against" or "abstain" will be voted "for" the proposal to adopt the merger agreement, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights.

  •
  A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the Special Meeting on August 31, 2004. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Information Holdings common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote.

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  A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Information Holdings common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

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  A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to the Corporate Secretary c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford, Connecticut 06905.

        Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

        Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of such shares. Information Holdings as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders' request is received by Information Holdings or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

        Within 120 days after the effective time of the merger (but not thereafter), either Information Holdings or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of those Information Holdings shares held by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made. Accordingly, it will be the obligation of the stockholders wishing to assert appraisal rights to institute all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

        Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, and we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

        If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders have complied with Section 262 and are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

        Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that investment banking opinions as to the fairness of the merger consideration from a financial point of view are not necessarily opinions as to the fair value of such shares under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in appraisal proceedings. In addition, Delaware courts have decided that a stockholder's statutory remedy may or may not be a dissenter's exclusive remedy, depending on the factual circumstances.

        The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

        Failure by any Information Holdings stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder's appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Delisting and Deregistration of Our Common Stock

        If the merger is completed, Information Holdings common stock will be delisted from, and no longer traded on, the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Material U.S. Federal Income Tax Consequences of the Merger

        The following summary is a general discussion of the material U.S. federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, the applicable Treasury regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of an Information Holdings option or the acquisition or disposition of shares other than pursuant to the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular stockholders in light of their particular circumstances, including:

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  stockholders that are insurance companies;

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  stockholders that are tax-exempt organizations;

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  stockholders that are financial institutions, traders or broker-dealers;

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  stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

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  stockholders who are subject to the federal alternative minimum tax;

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  stockholders who are partnerships, S corporations or other pass-through entities;

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  stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

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  non-U.S. stockholders or stockholders who are U.S. expatriates.

        The following summary also does not address holders of stock options. The following summary assumes that stockholders hold each of their shares as a "capital asset" (generally, property held for investment).

        For purposes of this summary, a "non-U.S. stockholder" is any beneficial owner of shares other than the following:

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  an individual who is a citizen or resident of the U.S.;

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  a corporation (or other entity treated as a C corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the U.S. or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership (or any entity treated as a partnership for tax purposes) is a beneficial owner of the common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

        The conversion of Information Holdings common stock into the right to receive cash in the merger will be a taxable transaction. As a result of the merger, you will be treated for U.S. federal income tax purposes as having sold or exchanged your shares for cash equal to $28.00 per share. In general, you will recognize a capital gain or loss equal to the difference between (i) the amount of cash you receive in the merger and (ii) your aggregate adjusted tax basis in your shares (which is usually a stockholder's original cost for the shares).

        This gain or loss will be long-term if you have held your shares for more than one year as of the effective date of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts and estates are subject to a maximum U.S. federal income tax rate of 15%, whereas the maximum U.S. federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for one year or less) of an individual is currently 35%. For corporations, capital gains and ordinary income are taxed at the same maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations for both corporations and individuals.

        Unless you comply with certain reporting or certification procedures or you are an "exempt recipient" (e.g., a corporation), you may be subject to a backup withholding tax of 28% with respect to the cash you receive pursuant to the merger. Backup withholding is not an additional tax and any amount withheld may be credited against your U.S. federal income tax liability.

        The foregoing discussion of the federal income tax consequences of the merger is for our stockholders' general information only. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicable U.S. federal, state, local and foreign tax consequences.

Regulatory Matters

        The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both Information Holdings and Thomson filed the required notification and report forms under the HSR Act on July 13, 2004. The waiting period expires at 11:59 p.m., Eastern Daylight Time, on August 12, 2004, unless earlier terminated or extended through the issuance of a request for additional information and documentary material. If either the Antitrust Division of the Department of Justice or the Federal Trade Commission were to issue Information Holdings and Thomson with a request for additional information and documentary material, the waiting period would expire at 11:59 p.m., Eastern Daylight Time, on the thirtieth calendar day after the date of substantial compliance with such request by Information Holdings and Thomson, unless terminated earlier by the Antitrust Division of the Department of Justice and the Federal Trade Commission. Thereafter, the waiting period could be extended only by court order. The merger agreement provides that Thomson and Information Holdings have agreed to use their reasonable best efforts to obtain regulatory clearance and, in connection therewith, to defend any challenge by regulatory authorities to the completion of the merger (including using their reasonable best efforts to have lifted, vacated or reversed any injunction, order, decree or other legal bar entered by any governmental entity). Thomson has also agreed to license or divest those of Thomson's assets or businesses or products or product lines that individually or in the aggregate generated total worldwide revenues of up to the equivalent of U.S. $12 million in the aggregate in 2003 if necessary to obtain any required regulatory approval prior to the termination date of the merger.

        Information Holdings and Thomson notified the German FCO on July 6, 2004 about the proposed transaction. After an initial review of the proposed transaction by the FCO, which may last for up to one month, the FCO will decide whether to clear the proposed transaction or open a second stage investigation, which may last for a further period of up to four months from the date of notification. If the FCO has found that the proposed transaction would create or strengthen a dominant position in a relevant market in Germany, the FCO may clear the transaction, subject to certain conditions, or may issue a prohibition order that would have the effect of preventing the proposed transaction from being implemented in respect of the German market.

        Information Holdings and Thomson conduct operations in a number of other foreign jurisdiction where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. We are not aware of any such filings or approvals, and if we determine that there are any such other filings or approvals which would be required or advisable, we will make the additional filings or seek the additional approvals.

        At any time before or after the completion of the merger, notwithstanding that the applicable waiting period may have ended or approval may have been granted, any state could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger as anticompetitive. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

Litigation Related to the Merger

        On July 1, 2004, an action was filed as a purported class action in the Court of Chancery of the State of Delaware in and for New Castle County (Myszkowski v. Information Holdings, Inc., et al., C.A. No. 537-N) against Information Holdings, its directors and Thomson. The complaint alleges, among other things, that approval of the merger by our directors amounted to a breach of fiduciary duty, that the $28.00 cash consideration per share to be received by our stockholders in the merger does not represent the true value of Information Holdings and that there were relationships among Thomson, Warburg Pincus LLC, a New York limited liability company that manages Warburg, Pincus Ventures L.P., and some of our directors that created conflicts of interest preventing those directors from acting in the best interest of our stockholders. The complaint asks for an injunction against the merger and damages as well as awarding the plaintiffs the costs and disbursements of this action, including attorneys' and experts fees. We believe that the complaint is without merit, and we intend to vigorously contest it.

THE MERGER AGREEMENT

        The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement which is included as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read it carefully and in its entirety.

Merger Consideration

        Upon completion of the merger, each outstanding share of Information Holdings common stock, other than shares held by stockholders who validly perfect their appraisal rights, will be converted into the right to receive $28.00 in cash, without interest. The price of $28.00 per share was determined through arms-length negotiations between us and Thomson. Upon completion of the merger, no shares of Information Holdings common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedure for Receiving Merger Consideration

        Your right to receive $28.00 per share in cash, without interest, will occur automatically upon completion of the merger. Prior to the effective time of the merger, Thomson will enter into an agreement with a bank or trust company selected by Thomson to act as the exchange agent under the merger agreement. Thomson will deposit with the exchange agent cash in amounts and at such times necessary to enable the exchange agent to pay the merger consideration to the holders of shares of common stock.

        As soon as practicable after the effective time of the merger, the exchange agent will mail to each record holder of shares of common stock a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the exchange agent, together with a letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the exchange agent, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of Information Holdings common stock previously represented by such stock certificate(s) shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

        In the event of a transfer of ownership of shares of Information Holdings common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the exchange agent, properly endorsed and signature guaranteed or otherwise in proper form to evidence such transfer and accompanied by either payment of any applicable transfer taxes or all documents to evidence that any applicable stock transfer taxes relating to such transfer have been paid or are not applicable.

        If your stock certificate has been lost, stolen, defaced or destroyed, the exchange agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

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  you make an affidavit claiming such certificate has been lost, stolen, defaced or destroyed; and

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  if requested by Thomson or the exchange agent, you post a bond in such form and in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against Thomson or the exchange agent.

        Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letters of transmittal which will be mailed to stockholders as soon as practicable after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

        One year after the effective time, the exchange agent will deliver to Thomson any funds made available to the exchange agent which have not been disbursed to holders of Information Holdings stock certificates. Certificate holders who have not complied with the above-described procedures to receive payment of the merger consideration during such one-year period may thereafter look only to Thomson, as general creditors, for payment of the merger consideration to which they are entitled.

        Additionally, neither Thomson, Thyme, the surviving corporation or the exchange agent will be liable to anyone for any cash that may be delivered to the state in compliance with any abandoned property, escheat or similar law. Any cash remaining unclaimed by holders of shares of Information Holdings common stock as of a date which is immediately prior to such time as such amounts would otherwise become the property of any governmental entity under any escheat or abandoned property law will become the property of Thomson free and clear of any other claims such holders may have had prior to that time.

        The cash paid to you upon conversion of your shares of Information Holdings common stock will be issued in full satisfaction of all rights relating to the shares of Information Holdings common stock.

Effect on Information Holdings Stock Options

        Each option to acquire Information Holdings common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be canceled. In consideration of such cancellation, each holder of such canceled stock option will receive (i) the excess of $28.00 over the applicable exercise price of such stock option, if any, multiplied by (ii) the number of shares subject to such stock option at the time of such cancellation. This amount is without interest and subject to any applicable withholding taxes.

Effective Time of the Merger

        On the closing date of the merger, the parties to the merger will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at the time of filing the certificate of merger or at such later time as may be specified in the certificate of merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Thyme, an indirect wholly owned subsidiary of Thomson and a party to the merger agreement, will merge with and into Information Holdings. Information Holdings will survive the merger as an indirect wholly owned subsidiary of Thomson.

Representations and Warranties

        The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties of Thomson, Thyme and Information Holdings will expire upon completion of the merger and termination of the merger agreement pursuant to its terms.

        The merger agreement contains customary representations and warranties of Information Holdings as to, among other things:

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  our organization, qualification, good standing and corporate power (including our subsidiaries);

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  our capitalization and the capitalization of our subsidiaries;

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  our authority relative to the merger agreement;

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  required consents, approvals, orders and authorizations of third parties relating to the merger agreement and the merger;

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  governmental approvals and required filings;

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  filings made with the Securities and Exchange Commission, compliance of our financial statements with U.S. generally accepted accounting principles and the absence of undisclosed liabilities;

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  absence of certain changes or events since December 31, 2003;

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  pending or threatened litigation;

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  employee benefit plans;

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  title to properties;

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  intellectual property;

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  insurance;

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  environmental matters;

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  compliance with laws;

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  material contracts;

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  tax matters;

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  labor relations matters;

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  brokerage, finder's or investment broker's fees or commissions;

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  action taken pursuant to Section 203 of the Delaware General Corporation Law;

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  actions of our board of directors in connection with merger;

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  accuracy of information supplied in this proxy statement in connection with merger;

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  stockholder voting requirements applicable to the merger; and

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  opinion of our financial advisor.

        Several of these representations are qualified by the occurrence of a material adverse effect. Under the merger agreement, a material adverse effect is defined as a change or effect on the business of Information Holdings or any of its subsidiaries, or state of facts, circumstance, development or occurrence that, individually or taken as a whole is materially adverse to (i) the business, operations, assets or, liabilities, condition (financial or otherwise) or results of operations of Information Holdings or any of its subsidiaries taken as a whole or (ii) the ability of the Information Holdings to consummate the merger without material delay. However, a material adverse effect will not include any change or effect to the extent resulting from:

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  a change in law or U.S. generally accepted accounting principles or the interpretation thereof that applies generally to the industries in which Information Holdings or any of its subsidiaries operate;

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  any change, occurrence, development, event, series of events or circumstances resulting from compliance with the terms of, or the taking of any action required by, the merger agreement;

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  any change, occurrence, development, event, series of events or circumstances (i) affecting the industries in which Information Holdings or any of its subsidiaries operate, (ii) affecting the general economy of any nation or region in which Information Holdings or any of its subsidiaries operate or (iii) affecting national or international political conditions, except if such effect materially disproportionately affects Information Holdings and its subsidiaries, taken as a whole, as compared to the other entities operating in such industries, nations or regions or in the U.S.; or

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  any change, occurrence, development, event, series of events or circumstances arising from the execution of the merger agreement, the announcement of the merger or the transactions contemplated by the merger agreement. This includes cancellations in customer orders, reduction in sales, disruption in suppliers, distributors, partners or similar relationships, or loss of employees, and any litigation brought by stockholders of Information Holdings in connection with the merger. It does not include any litigation in which the underlying claim is not dependent on the announcement or pendency of the merger or any effect related to a breach of Information Holdings' representations and warranties relating to conflicts and consents and material contracts.

        In addition, the merger agreement contains representations and warranties by Thomson and Thyme as to, among other things, Thomson having available funds sufficient in amount to pay the merger consideration at the effective time of the merger and any related fees and expenses.

        The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent & Merger Sub" in Annex A to this proxy statement.

Conduct of Business Prior to Closing

        We have agreed in the merger agreement that from the date of the signing of the merger agreement, June 28, 2004, until the closing date of the merger, we will and will cause each of our subsidiaries to carry on business in the ordinary course, and use commercially reasonable efforts to preserve intact our respective current business organizations, to keep our and their assets in good working condition, to maintain the confidential nature of and legal protections applicable to material intellectual property rights, to keep available the services of our and their respective current executive officers and key employees and to maintain good working relationships with persons having a material business relationship with us. Additionally, we have agreed in the merger agreement that other than as expressly contemplated by the merger agreement or provided in the disclosure schedules to the merger agreement, we will not, and we will cause each of our subsidiaries not to:

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  amend our or their certificate of incorporation or bylaws (or similar documentation);

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  declare, set aside, or a pay any dividend or other distribution payable in cash, stock or property with respect to capital stock or equity interests to anyone (except that an Information Holdings subsidiary may declare or pay dividends or make advances to its parent or Information Holdings) or redeem, repurchase, or otherwise acquire, directly or indirectly, any capital stock or other equity securities;

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  issue, deliver, sell, pledge, dispose of, or encumber any (i) shares of capital stock or other equity interests, (ii) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests or (iii) of our or their other securities, other than shares of Information Holdings common stock issued upon the exercise of options pursuant to the Information Holdings Stock Option Plan, as amended;

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  split, combine or reclassify any of our outstanding capital stock or other equity interests;

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  other than in the course of ordinary business consistent with past practice:

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  transfer, lease, license, sell, mortgage, pledge or otherwise dispose of or encumber any property or assets material to Information Holdings and our subsidiaries taken as a whole, subject in all cases to our obligations of no solicitation under the merger agreement;

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  create, incur or assume any indebtedness for borrowed money;

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  assume, guarantee, endorse or otherwise become liable or responsible for obligations of any person other than a subsidiary;

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  acquire a significant portion of the capital stock or other equity interests of, or assets of, or merge or consolidate with, or by any other manner acquire, any business or any other person;

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  enter into any joint venture or similar agreement;

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  make any capital expenditures or make any loans, advances, or capital contributions to, or investments in, any other person (other than (i) to a subsidiary, (ii) customary travel, relocation or business advances to employees, (iii) in accordance with our current investment guidelines (except that as investments mature, are redeemed or are otherwise paid off or liquidated, the proceeds must be invested in short-term U.S. Dollar deposits at U.S. banks with ratings of a least A-3 or A by Standard & Poor's and Moody's Inc., respectively) or (iv) capital expenditures in an individual amount less than $250,000 or in the aggregate less than $1,500,000 per calendar quarter);

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  increase (or accelerate the timing of) in any manner the compensation of any directors, executive officers or employees other than (except for directors or executive officers) in the course of ordinary business consistent with past practice;

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  enter into, establish, amend or terminate any employment, consulting, retention, change in control, incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund, or arrangement with, for, or in respect of any stockholder, officer, director, other employee, agent, consultant or affiliate of ours other than as required by the terms of other agreements already in effect on June 28, 2004;

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  grant any awards under any employee benefit plan other than matching obligations pursuant to the Information Ventures 401(k) Savings and Retirement Plan in the ordinary course;

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  take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or employee benefit plan;

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  make any material determination under any agreement or employee benefit plan that is inconsistent with the ordinary course of business or past practice;

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  adopt, enter into or amend any agreement or employee benefit plan other than an offer letter to a new employee that provides for "at will" employment with no severance benefits;

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  enter into any lease or sublease or real property, or modify, amend, terminate or waive, release or assign any rights under, any lease or sublease that requires annual payments by or to Information Holdings or any of our subsidiaries of more than $50,000 or is for a term of greater than 12 months;

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  enter into, modify or terminate any material contract (or waive, release or assign any material rights or claims thereunder), other than, subject to limitations, the following contracts in the ordinary course of business:

  •
  contracts with users, distributors or resellers of our products relating to the sale or license of our products;

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    contracts with third party service providers to provide services to the customers of us or any of our subsidiaries;

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    consulting services contracts; and

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    settlement agreements as contemplated by our patent licensing agreement with the consent of Thomson (such consent not to be unreasonably withheld);

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  make any material changes in our reporting for taxes; make or rescind any material tax election; make any change to our method of reporting income, deductions or other tax items for tax purposes; settle or compromise any tax liability in excess of $50,000;

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  except as required by U.S. generally accepted accounting principles or applicable law, change our or their fiscal year, revalue any of our or their material assets or make any changes in financial or tax accounting methods, principles or practices; or

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  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        If we wish to implement an IT systems disaster back-up facility prior to closing, Thomson may elect that we utilize the facilities of a third party provider of IT systems back-up facilities for such purpose. If we wish to implement this system with respect to our East Haven, Connecticut facility and Thomson does not make this election by October 28, 2004, then, in the event that following October 28, 2004 the East Haven facility shall have an IT systems failure that would not have occurred if we were utilizing the third party provider for this facility, any revenues lost by us due to such failure shall be disregarded for purposes of any determination of material adverse effect under the merger agreement. If Thomson makes the election to use a third party provider and the merger agreement is terminated, Thomson will bear the reasonable out-of-pocket expenses incurred by us to return the IT systems to us from the third party provider.

        The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled "Conduct of Business by the Company Pending the Closing" in Annex A to this proxy statement.

Proxy Statement and Stockholders Meeting

        We have agreed in the merger agreement to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders to approve the merger as promptly as practicable after the date of the merger agreement. We have agreed to call and hold the stockholders' meeting, even if our board of directors were to change its recommendation with respect to the merger with Thomson or recommend an alternative transaction. In addition our obligations to call and hold the stockholders' meeting are not affected by the commencement, public proposal, public disclosure or communication of any takeover proposal.

        If we receive a takeover proposal (which is reasonably likely to result in a superior proposal) which was unsolicited and did not otherwise result from a breach of our no solicitation obligations and we comply with the terms of the merger agreement, we may delay the mailing of our proxy statement or the holding of our stockholders meeting, in each case, for such time (not to exceed five business days) as is necessary for our board of directors to consider such takeover proposal and to determine the effect, if any, on its recommendation in favor of the merger.

        The proxy statement and stockholders meeting provisions in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled "Additional Agreements—Proxy Statement" and "Additional Agreements—Stockholders Meeting" in Annex A to this proxy statement.

Additional Agreements

        We agreed to a number of covenants in the merger agreement. These included covenants relating to:

  •
  recommendation by our board of directors in favor of the merger;

  •
  compliance with all applicable law;

  •
  prompt notification by each party to the merger agreement to the other of any (i) breaches of representations and warranties, (ii) consents of third parties required under the merger agreement, (iii) receipt of any material notice or communication by a governmental agency or (iv) the commencement of any litigation against Information Holdings or any of our subsidiaries, to that parties knowledge, which would have been required to have been disclosed in the merger agreement;

  •
  access to information and personnel;

  •
  public announcements;

  •
  indemnification of directors, officers, and employees as well as directors' and officers' liability insurance;

  •
  rendering state takeover laws inapplicable to the merger; and

  •
  employee benefit matters, including the assumption by Thomson or the surviving corporation of all employment agreements, termination benefit arrangements, obligations and liabilities of employee benefit plans of Information Holdings and other employee related obligations that were in effect on June 28, 2004, however, Thomson or the surviving corporation may amend or terminate any employee benefit plan in accordance with its terms and applicable law.

        We, Thomson and Thyme agreed to use our reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals to do all other things necessary, to consummate and make effective the merger as promptly as practicable. This covenant obligates both parties to:

  •
  file as soon as practicable (but no later than July 13, 2004) notifications under the HSR Act;

  •
  file as soon as practicable any other notifications under any other competition law;

  •
  comply as promptly as practicable with any requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information and documentary material, and respond to all inquiries and comply with all requests received from any other governmental entity in connection with any competition matters;

  •
  cooperate in responding to inquiries from, and making presentations to, any other regulatory authorities; and

  •
  defend against and respond to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to the merger agreement or the merger or the other transactions contemplated by the merger agreement, including using reasonable best efforts to have lifted, vacated or reversed any injunction, order, decree, stay or temporary restraining order entered by any court or other governmental entity or any other legal bar to the consummation of the merger or the other transactions contemplated by the merger agreement, including all possible appeals.

        The foregoing covenant does not obligate Thomson or Thyme to take any action, including entering into any consent decree, hold separate orders or other arrangements, that:

  •
  requires the divestiture of any assets of any of Information Holdings, Thomson or Thyme or any of our or their subsidiaries;

  •
  limits Thomson's or its subsidiaries' freedom of action with respect to, or its or their ability to retain Information Holdings and its subsidiaries or any portion thereof or any of Thomson's or its affiliates' other assets or businesses; or

  •
  in Thomson's reasonable judgment would be expected to have a material adverse impact on any of its or its subsidiaries' businesses or the businesses to be acquired by it pursuant to the merger agreement either individually or in the aggregate.

        However, Thomson has agreed to license or divest those of its assets or businesses or products or product lines that individually or in the aggregate generated total worldwide revenues of up to the equivalent of U.S. $12 million in the aggregate in 2003 if necessary to obtain any required regulatory approval prior to December 31, 2004.

        The covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the section of the merger agreement entitled "Additional Agreements" in Annex A to this proxy statement.

No Solicitations by Information Holdings

        We agreed in the merger agreement that we will, we will cause our subsidiaries to, and we will use reasonable efforts to cause our officers, directors, representatives and agents to, immediately cease any discussions or negotiations that may have been ongoing with any third party with respect to a takeover proposal at the time of entering into the merger agreement. In addition, we agreed that we will not, nor we will we permit any of our subsidiaries to, and we will not authorize or permit any of our officers, directors, representatives and agents to, directly or indirectly:

  •
  solicit, initiate or encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal; or

  •
  participate in any discussions or negotiations regarding, or furnish to any person any information in connection with any takeover proposal.

        However, if at any time prior to obtaining stockholder approval of the merger our board of directors determines in good faith, after consultation with outside counsel, that the failure to take the following-described action would be inconsistent with our board of directors' fiduciary duties to our stockholders under applicable law, we may, in response to a takeover proposal, which our board of directors determines in good faith is reasonably likely to result in a superior proposal (as further described below), which was unsolicited and did not otherwise result in a breach of our obligations under the immediately preceding bullet points, and subject to providing Thomson three business days' notice of our decision to take such action and subject to compliance with the terms of the merger agreement:

  •
  furnish information with respect to Information Holdings, our subsidiaries or any of our subsidiaries' officers, directors, employees, representatives and agents to the person making such takeover proposal pursuant to a customary confidentiality agreement which contains terms that are in no respect less favorable to Information Holdings than the terms of the confidentiality agreement Thomson signed in connection with the merger; and

  •
  participate in discussions and negotiations with such person (and its representatives) regarding such takeover proposal.

        Additionally, we agreed that we will not, and will cause our subsidiaries not to release any third party from, or waive any provision of, any confidentiality or standstill agreement unless our board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action with respect to a standstill agreement would be inconsistent with the board of directors' fiduciary duties to our stockholders (but only if such release or waiver occurs prior to the approval of our stockholders of the merger agreement).

        We also agreed that neither our board of directors nor any committee of our board of directors may:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Thomson or Thyme, the approval or recommendation or declaration of advisability by our board of directors, or any committee of the board of directors, of the merger agreement or the merger or the transactions contemplated in connection with the merger, or resolve or agree to take any such action;

  •
  approve or recommend, or propose publicly to approve or recommend, any takeover proposal or resolve or agree to take any such action; or

  •
  cause or permit Information Holdings to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, joint venture or partnership agreement, option agreement or other similar agreement related to any takeover proposal, or resolve or agree to take any such action.

        Notwithstanding that listed above, in the event that prior to the approval of the merger agreement by our stockholders, we receive a superior proposal, which was unsolicited and did not otherwise result in a breach of our no solicitation obligations under the merger agreement, and our board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the board of directors' fiduciary duties to our stockholders under applicable law, the board of directors may, prior to the approval of the merger agreement by our stockholders and so long as at such time such takeover proposal continues to be a superior proposal: (i) withdraw, modify or change its approval or recommendation or not make any recommendation of the merger; (ii) approve or recommend such superior proposal; and/or (iii) terminate the merger agreement while concurrently causing Information Holdings to enter into another merger agreement with respect to such superior proposal.

        Information Holdings also agreed to advise Thomson orally or in writing of any request for information or of any takeover proposal and the material terms and conditions of the request or takeover proposal, the identity of the person making the request or takeover proposal and any changes in any such request or to any such takeover proposal. Information Holdings will promptly provide Thomson with any information concerning ourselves or any of our subsidiaries provided to any other third party who submitted a takeover proposal that we did not previously provide to Thomson.

        Nothing in the merger agreements prohibits us from taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 or Item 1012 of Regulation M-A promulgated under the Securities Exchange Act of 1934 or from making a "stop-look-and-listen" communication of the nature contemplated in, and otherwise in compliance with, Rule 14d-9(f) promulgated under the Securities Exchange Act of 1934, or making disclosure to our stockholders as, in the good faith judgment of our board of directors, after consultation with outside counsel, would be required under applicable law, provided that we, our board of directors or any committee of our board of directors may not, except as permitted in relation to superior proposals, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Thomson or Thyme, our board of directors' or any committee of the board of directors' approval or recommendation or declaration of advisability of the merger agreement, or the transactions contemplated by the merger agreement, including the merger, or approve or recommend, or publicly propose to approve or recommend any takeover proposal, or resolve or agree to take any such action or cause Information Holdings to enter into any other merger agreement with respect to any takeover proposal.

        Under the merger agreement, a takeover proposal is any inquiry, offer or proposal by a third party relating to, or that is reasonably likely to lead to, the acquisition, directly or indirectly, 20% or more of the fair market value of the assets of Information Holdings and its subsidiaries, taken as a whole, or 20% or more of Information Holdings common stock then outstanding pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or other equity interests, sale of assets, tender offer, exchange offer, recapitalization, liquidation, joint venture or similar transaction with respect to either Information Holdings or its subsidiaries.

        Under the merger agreement, a superior proposal is any bona fide offer or proposal by a third party to acquire, directly or indirectly, all or substantially all of the assets of Information Holdings and its subsidiaries, taken as a whole, or more than 50% of Information Holdings common stock then outstanding pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or other equity interests, sale of assets, tender offer, exchange offer or similar transaction with respect to either Information Holdings or its subsidiaries, and (i) otherwise on terms consisting of cash and/or securities which our board of directors determines in good faith (after consultation with its financial advisor) to have a higher value than the consideration payable in the merger and to be more favorable to our stockholders than the merger, in each case after taking into account at the time of determination any changes to the terms of the merger agreement that as of that time have been proposed by Thomson and (ii) which, in the good faith judgment of our board of directors, is reasonably likely to be consummated in a timely manner, taking into account all other legal, financial, regulatory and other aspects of such takeover proposal. However, no takeover proposal will be deemed to be a superior proposal if consummation of the transaction contemplated thereby is subject to a financing condition and the financing required to satisfy such condition is not fully committed pursuant to a commitment letter from one or more institutions which are capable of providing such financing.

        The no solicitation provisions in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the section of the merger agreement entitled "No Solicitation" in Annex A to this proxy statement.

Conditions to the Merger

        The respective obligations of us, Thomson and Thyme to complete the merger are subject to the following conditions (unless otherwise waived by all parties to the extent permitted by law):

  •
  the approval and adoption of the merger agreement by the vote of a majority of outstanding shares of Information Holdings common stock entitled to vote;

  •
  no statute, rule, regulation, judgment, writ, decree, order or injunction has been promulgated, enacted, entered or enforced, and no other action has been taken, by any governmental entity that has the effect of making illegal or directly or indirectly restrains, prohibits or restricts the consummation of the merger; and

  •
  the expiration or termination of any waiting period, and any extension of such period, applicable to the merger under the HSR Act or any other competition law.

        The obligations of Thomson and Thyme to complete the merger are also subject to the following additional conditions (unless otherwise waived to the extent permitted by law):

  •
  our representations and warranties in the merger agreement that are qualified as to materiality or material adverse effect must be true and correct, and all our other representations and warranties in the merger agreement must be true and correct in all material respects, in each case as if such representations and warranties were made on June 28, 2004 and at the effective time of the merger (except to the extent such representations were expressly made as of an earlier date, in which case they must be true and correct as of such date), and our Chief Executive Officer or Chief Financial Officer must provide a certificate to that effect;

  •
  our performance, in all material respects, of all obligations and complied in all material respects with all agreements and covenants required to be performed by us prior to the closing date of the merger, and our Chief Executive Officer or Chief Financial Officer must provide a certificate to that effect; and

  •
  our obtaining of all governmental consents, orders and approvals required for the consummation of the merger.

        Our obligations to complete the merger are also subject to the following conditions (unless otherwise waived to the extent permitted by law):

  •
  all representations and warranties of Thomson and Thyme in the merger agreement, must be true and correct in all material respects, in each case as if such representations and warranties were made at the effective time of the merger (except to the extent such representations are made as of an earlier date, in which case they must be true and correct as of such date), and a duly authorized signatory of each of Thomson and Thyme must provide a certificate to that effect;

  •
  performance by Thomson and Thyme, in all material respects, of all obligations and complied in all material respects with all agreements and covenants required to be performed by them prior to completion of the merger, and a duly authorized signatory of each of Thomson and Thyme must provide a certificate to that effect;

  •
  Thomson and Thyme obtaining all governmental consents, orders and approvals required for the consummation of the merger.

        The conditions to merger provisions in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the section of the merger agreement entitled "Conditions of Merger" in Annex A to this proxy statement.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the consummation of the merger:

  •
  by the mutual written consent of Thomson and Information Holdings;

  •
  by either of Thomson or Information Holdings:

  •
  if any governmental entity issues an order, decree or ruling or takes any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order, decree, ruling or other action will have become final and non-appealable, provided that this right to terminate the merger agreement will not be available to Thomson or Information Holdings if such party's failure to perform their obligations under the merger agreement caused or resulted in such order, decree, ruling or other action;

    •
    if our stockholders fail to approve the merger in accordance with Delaware law at the Special Meeting, or any postponement or adjournment thereof;

    •
    if the consummation of the merger does not occur on or before 5:30 p.m. Eastern Standard Time on December 31, 2004, however,

    •
    if all conditions to the closing of the merger have been satisfied by that date other than HSR Act or other competition law waiting periods, then the right to terminate the merger agreement will not be available to Thomson until the later of December 31, 2004 or the tenth business day after any such waiting period has been satisfied; and

    •
    this right is not available to any party whose failure to fulfill or breach of any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before December 31, 2004;

  •
  by us, if prior to obtaining stockholder approval, we receive a superior proposal and:

  •
  we provide Thomson at least five business days' notice of our intention to terminate the merger agreement and enter into a definitive agreement with respect to the superior proposal;

  •
  we have duly considered any changes that Thomson may propose to the merger agreement we executed with Thomson on June 28, 2004, so long as such proposed changes are made by Thomson prior to or during the five business-day period described above;

  •
  we have complied with all provisions relating to no solicitation of other proposals in the merger agreement;

  •
  concurrently with exercising our termination right, we enter into the definitive acquisition agreement with respect to the superior proposal; and

  •
  simultaneously with termination of the merger agreement, we pay the termination fee of $20 million to Thomson;

  •
  by us, if:

  •
  except as permitted by the merger agreement, any representations and warranties of Thomson and Thyme fail to be true and correct in all material respects as of the effective time of the merger (except to the extent such representations were expressly made as of an earlier date, in which case they must be true and correct as of such date), which failure is not curable or, if curable, is not cured within 10 business days following written notice to Thomson from us; or

  •
  Thomson or Thyme fail to perform or comply in all material respects with its obligations, agreements or covenants contained in the merger agreement, which failure is not curable or, if curable, is not cured within 10 business days following written notice to Thomson from us;

  •
  by Thomson, if:

  •
  except as expressly contemplated or permitted by the merger agreement, any of our representations and warranties fail to be true and correct in all respects in each case as of the date of the merger agreement or as of the time the merger becomes effective as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be true and correct as of such date), which failure would give rise to the failure of a the closing conditions of Thomson and Thyme with respect to our representations and warranties and our performance of obligations and is not curable or, if curable, is not cured within 10 business days following written notice to us from Thomson;

    •
    we have failed to perform or comply in all material respects with our obligations, agreements or covenants contained in the merger agreement, which failure would give rise to the failure of a the closing conditions of Thomson and Thyme with respect to our representations and warranties and our performance of obligations and is not curable or, if curable, is not cured within 10 business days following written notice to us from Thomson;

    •
    our board of directors (or any committee of our board of directors) withdraws, modifies or changes, or proposes publicly to withdraw or modify, in a manner adverse to Thomson and Thyme, the approval or recommendation or declaration of advisability by our board of directors (or any committee of our board of directors) of the merger agreement, the merger or the transactions contemplated by the merger agreement, or resolves or agrees to take any such action;

    •
    our board of directors fails to recommend to our stockholders that they approve and adopt the merger agreement and the merger at the Special Meeting (or any postponement or adjournment the meeting); or

    •
    our board of directors (or any committee of our board of directors) approves or recommends, or proposes publicly to approve or recommend, an alternative takeover proposal or resolves or agrees to take any such action.

Termination Fee

        Pursuant to the merger agreement, we must pay to Thomson an amount equal to $20 million if the merger agreement is terminated:

  •
  by Thomson, as a result of:

  •
  our board of directors (or any committee of our board of directors) withdrawing, modifying or changing, or proposing publicly to withdraw or modify, in a manner adverse to Thomson and Thyme, the approval or recommendation or declaration of advisability by our board of directors (or any committee of our board of directors) of the merger agreement, the merger or the transactions contemplated by the merger agreement, or resolves or agrees to take any such action;

  •
  our board of directors failing to recommend to our stockholders that they approve and adopt the merger agreement and the merger at the Special Meeting (or any postponement or adjournment the meeting); or

  •
  our board of directors (or any committee of our board of directors) approving or recommending, or proposing publicly to approve or recommend, an alternative takeover proposal or resolving or agreeing to take any such action;

  •
  by us, as a result of our having received a superior proposal and exercising our right to concurrently terminate the merger agreement to enter into a definitive acquisition agreement with respect to the superior proposal;

  •
  by either Thomson or us, as a result of our stockholders failing to approve the merger in accordance with Delaware law at the Special Meeting, or any postponement or adjournment thereof, so long as:

  •
  prior to such termination a takeover proposal has been publicly announced or disclosed to our stockholders (or otherwise becomes widely known to our stockholders);

  •
  within 12 months after the date of termination we have consummated, or entered into any definitive agreement providing for, a transaction with respect to a takeover proposal (with, solely for this purpose, each reference to "20%" in the definition of takeover proposal being changed to "35%"); and

  •
  at the time of such termination, neither Thomson nor Thyme was in material breach of the merger agreement;

  •
  by Thomson, as a result of our representations and warranties failing to be true and correct in all respects as of the date of the merger agreement or as of the time the merger becomes effective as though made on and as of such date, so long as:

  •
  prior to such termination a takeover proposal has been publicly announced or disclosed to our stockholders (or otherwise becomes widely known to our stockholders);

  •
  within 12 months after the date of termination we have consummated, or entered into any definitive agreement providing for, a transaction with respect to a takeover proposal (with, solely for this purpose, each reference to "20%" in the definition of takeover proposal being changed to "35%"); and

  •
  at the time of such termination, neither Thomson nor Thyme was in material breach of the merger agreement.

        The termination provision in the merger agreement is complicated and not easily summarized. You are urged to read carefully and in its entirety the article of the merger agreement entitled "Termination" in Annex A to this proxy statement.

Expenses

        Pursuant to the merger agreement, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees, costs and expenses.

        The expenses provision in the merger agreement is complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled "General Provisions—Expenses" in Annex A to this proxy statement.

Amendment; Waiver

        The merger agreement may be amended by action taken by Thomson and Merger, and by action taken by our board of directors at any time before the effective time of the merger. However, after approval of the merger by our stockholders, no amendment may be made to the merger agreement which would reduce the merger consideration below $28.00. Any amendment must be in writing.

        At any time before the effective time of the merger, we, Thomson and/or Thyme may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  •
  waive compliance by the other parties with any of their agreements or conditions contained in the merger agreement.

        However, after stockholder approval of the merger has been obtained, no waiver may be made that by law requires further approval by stockholders of the parties without the further approval of those stockholders. Any extensions or waivers must be in writing.

THE VOTING AND PROXY AGREEMENT

        In connection with the merger, Warburg, Pincus Ventures, L.P. and Mason P. Slaine entered into a voting and proxy agreement, dated as of June 28, 2004, with Thomson with respect to the shares of Information Holdings common stock beneficially owned by them. The shares of Information Holdings common stock subject to the voting and proxy agreement include those shares owned by these stockholders on June 28, 2004 and all shares acquired after that date (including any shares acquired upon the exercise of options or by means of purchase, dividend, distribution or otherwise). As of July 26, 2004, Warburg, Pincus Ventures L.P. owns 6,804,702 shares of common stock and Mr. Slaine owns 2,000,000 shares of common stock (400,000 of which are issuable upon exercise of options that are vested and exercisable). These shares total approximately 42% of the shares of Information Holdings common stock outstanding as of July 26, 2004.

        Pursuant to the voting and proxy agreement, these stockholders, severally and not jointly:

  •
  agreed to vote all of their respective shares of Information Holdings common stock (i) in favor of the merger, merger agreement (as amended from time to time) and the transactions contemplated by the merger agreement, (ii) against any takeover proposal and (iii) against any other action or proposal involving Information Holdings or any of its subsidiaries that is intended or could reasonably be expected to prevent or impede the merger;

  •
  appointed Thomson, or any nominee of Thomson, to serve as the stockholder's attorney and proxy to vote each of the stockholder's shares of Information Holdings common stock in favor of the merger;

  •
  revoked all prior powers of attorney and proxies appointed by any stockholder at any time with respect to its shares of Information Holdings common stock and agreed not to appoint any subsequent powers of attorney or proxies or allow them to be effective during the term of the voting and proxy agreement;

  •
  agreed to direct and use reasonable efforts to cause their respective partners, officers, directors, representatives and agents to immediately cease any discussions or negotiations that may have been ongoing with any third party with respect to a takeover proposal at the time of entering into the merger agreement;

  •
  agreed not to directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal or participate in any discussions or negotiations regarding any takeover proposal;

  •
  agreed to notify Thomson promptly, orally or in writing, of any request for information or of any takeover proposal received by such stockholder and the material terms and conditions of such takeover proposal;

  •
  agreed not to or offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any encumbrance on, the shares of Information Holdings common stock owned by such stockholder during the term of the voting and proxy agreement;

  •
  waived their appraisal rights under Section 262 of the Delaware General Corporation Law;

  •
  agreed to perform any acts and execute such further documents and instruments as may reasonably be required to carry out and give effect to the provisions of the voting and proxy agreement; and

  •
  agreed not to make or participate in any solicitation of proxies or powers of attorney other than to recommend to other stockholders to vote in favor of the merger as well as not to deposit shares into a voting trust or subject the shares to any other type of arrangements.

        Each stockholder executed the voting and proxy agreement in his or its capacity as the beneficial owner of such stockholder's shares of Information Holdings common stock. Under the voting and proxy agreement, the stockholders and Thomson agreed that no stockholder nor any of its representatives who is an officer or member of the board of directors of Information Holdings will be deemed to have made any agreement or understanding in the voting and proxy agreement in his or its capacity as such officer or member of the board of directors. In other words, the voting and proxy agreement will not prevent or limit in any manner any officer or member of the board of directors from taking any action in his capacity as an officer or member of the board of directors. This includes taking any action permitted under the merger agreement with respect to a superior proposal or the recommendation of the merger with Thomson.

        Under the terms of the voting and proxy agreement, the stockholders released Thomson and its affiliates, Information Holdings and its subsidiaries and all director, officers, agents and representatives of these entities from any claim that relates to certain lawsuits in which they are a party, namely, Venturetek, L.P. v. Rand Publishing Co., et al., and Venturetek, L.P. v. Information Holdings Inc. The facts surrounding the litigation are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Michael E. Danziger, a member of our board of directors, executed a separate release to the same affect.

        The voting and proxy agreement (but not the release) will terminate (i) upon the written mutual consent of the stockholders and Thomson, (ii) automatically upon the effective time of the merger, (iii) upon termination of the merger agreement in accordance with its terms or (iv) with respect to any stockholder, upon any amendment to the merger agreement that reduces the amount of the merger consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 26, 2004 by: (i) each of our directors; (ii) our Chief Executive Officer and three other most highly compensated executive officers whose total cash compensation exceeded $100,000 during our last completed fiscal year; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock. Currently, there are only three executive officers of Information Holdings and its subsidiaries, other than our Chief Executive Officer. Unless otherwise indicated, the address for each of the persons listed in the table is c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford, Connecticut 06905.

	Shares Beneficially Owned
Name and Address of Beneficial Owner
	Number(1)	Percent(1)
Warburg, Pincus Ventures, L.P. (2) 466 Lexington Avenue New York, New York 10017	6,804,762	32.6
Mason P. Slaine (3)	2,000,000	9.6
The Thomson Corporation (4) Metro Center One Station Place Stamford, Connecticut 06902	8,804,762	42.1
Vincent A. Chippari (5)	84,467	*
Jay S. Nadler (6)	108,500	*
Daniel Videtto (7)	12,500	*
Michael E. Danziger (8)	98,887	*
David R. Haas (8)	11,761	*
Keith B. Jarrett (9)	9,900	*
Sidney Lapidus (10) c/o Warburg Pincus & Co. 466 Lexington Avenue New York, New York 10017	6,821,332	32.6
Martin D. Payson (9)	3,000	*
John L. Vogelstein (10) c/o Warburg Pincus & Co. 466 Lexington Avenue New York, New York 10017	6,807,862	32.6
All directors and executive officers, as a group (10 persons)	9,153,447	43.8

*
Less than 1%.

(1)
Pursuant to the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)
The sole general partner of Warburg, Pincus Ventures, L.P. is Warburg Pincus & Co., a New York general partnership. Warburg Pincus LLC, a New York limited liability company, manages Warburg, Pincus Ventures, L.P.

(3)
Includes 400,000 shares issuable upon exercise of options that are vested and exercisable.

(4)
As reported on the Securities and Exchange Commission's Schedule 13D filed on July 8, 2004. The Schedule 13D was filed by Thomson to report beneficial ownership of the shares deemed to be owned by it as a result of entering into the voting and proxy agreement. Thomson disclaims beneficial ownership of these shares.

(5)
Includes 80,967 shares issuable upon exercise of options that are vested and exercisable.

(6)
Includes 105,000 shares issuable upon exercise of options that are vested and exercisable.

(7)
Includes 12,500 shares issuable upon exercise of options that are vested and exercisable.

(8)
Includes 7,281 shares issuable upon exercise of options that are vested and exercisable.

(9)
Includes 3,000 shares issuable upon exercise of options that are vested and exercisable.

(10)
6,804,762 of the shares indicated as beneficially owned by Mr. Lapidus and Mr. Vogelstein are owned by Warburg, Pincus Ventures, L.P. and are included because of their affiliation with Warburg, Pincus Ventures, L.P. Messrs. Lapidus and Vogelstein are general partners of Warburg Pincus & Co. and members of Warburg Pincus LLC. Messrs. Lapidus and Vogelstein disclaim beneficial ownership of the shares owned by Warburg, Pincus Ventures, L.P. The share totals also include 3,000 shares issuable upon exercise of options that are vested and exercisable.

        In addition, as described above under "The Merger—Interests of Our Directors and Executive Officers in the Merger—Acceleration of Stock Options," immediately prior to the effective time of the merger, stock options held by our executive officers and directors, like all other stock options held by our other employees, will immediately vest and become exercisable. Each stock option outstanding at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the excess of $28.00 over the applicable exercise price of such stock option, if any, multiplied by (ii) the number of shares subject to such stock option at the time of such cancellation. This amount is without interest and is subject to any applicable withholding taxes.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

        Our common stock is listed on the New York Stock Exchange under the ticker symbol "IHI." This table shows, for the periods indicated, the high and low closing sales price per share for Information Holdings common stock as reported by the New York Stock Exchange.

Information Holdings Common Stock

	High	Low
FISCAL 2004
First Quarter	$23.08	$20.05
Second Quarter	$27.60	$21.24
Third Quarter (through July 26, 2004)	$27.35	$27.01
FISCAL 2003
First Quarter	$16.78	$14.50
Second Quarter	$18.39	$15.05
Third Quarter	$20.05	$15.65
Fourth Quarter	$22.42	$20.61
FISCAL 2002
First Quarter	$29.39	$24.23
Second Quarter	$31.80	$23.34
Third Quarter	$23.75	$17.40
Fourth Quarter	$22.56	$12.25

        On May 20, 2004, the last full trading day prior to the publication of the Wall Street Journal article discussing the possible sale of Information Holdings, the high and low sales price for Information Holdings common stock, as reported by the New York Stock Exchange, was $23.92 and $23.45, respectively. On June 25, 2004, the last full trading day prior to the public announcement of the merger agreement, the high and low sales price for Information Holdings common stock was $26.44 and $25.79, respectively. On July 26, 2004, the last full trading day prior to the date of this proxy statement, the high and low sales price for Information Holdings common stock was $27.21 and $27.15, respectively.

        As of July 26, 2004, there were 20,921,964 shares of Information Holdings common stock outstanding held by approximately 15 holders of record.

        We have never declared or paid a dividend on our common stock and currently do not anticipate declaring or paying any dividends on our common stock in the foreseeable future, and we are prohibited from paying any dividends for so long as the merger agreement is in effect. The current policy of our board of directors is to retain earnings to finance the operations and expansion of Information Holdings' business. Following the merger, our common stock will not be traded on any public market. See "The Merger—Delisting and Deregistration of Our Common Stock."

OTHER MATTERS

        As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same as they deem advisable.

Adjournments

        The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Nominations and Proposals

        We will hold an Annual Meeting of Stockholders in 2005, but only if the merger is not completed. Information Holdings does not solicit director nominations but will consider stockholder nominations sent to the Corporate Secretary c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford, Connecticut 06905. The Corporate Secretary will forward such nominations to the nominating committee of the board of directors. Any nominations or proposals intended to be presented by stockholders at Information Holdings' Annual Meeting of Stockholders to be held in 2005 must meet the requirements of Rule 14a-8 of the Securities and Exchange Commission relating to stockholders' proposals. A stockholder proposal outside of the processes of Rule 14a-8 will be considered untimely if received by Information Holdings after January 30, 2005.

Where You Can Find More Information

        We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. These Securities and Exchange Commission filings may be obtained free of charge from the Securities and Exchange Commission's website at www.sec.gov, Information Holdings' website at www.informationholdings.com or by directing a request to the Corporate Secretary c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford, Connecticut 06905. Reports, proxy statements and other information concerning us may also be obtained from commercial document retrieval services or at the offices of the New York Stock Exchange.

        Thomson has supplied all information contained in this proxy statement relating to Thomson and Thyme and we have supplied all information relating to us.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 27, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

EXECUTION COPY

INFORMATION HOLDINGS INC.,
THE THOMSON CORPORATION
and
THYME CORPORATION

AGREEMENT AND PLAN OF MERGER

Dated as of June 28, 2004

A-i

A-ii

A-iii

INDEX TO DISCLOSURE SCHEDULES

        Any information provided in any Disclosure Schedule hereto (other than in SECTION 1 or SECTION 4.8 of the Disclosure Schedules) is considered disclosed in each and every other Disclosure Schedule hereto (other than SECTIONS 4.2, 4.6 and 4.7 of the Disclosure Schedules) as to which such information is applicable, to the extent that it is apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure Schedule. The Company agrees that the disclosure in SECTION 4.8 of the Disclosure Schedules does not, and is not intended to, qualify any of its representations and warranties in this Agreement other than the representations and warranties in SECTION 4.8 hereof. Any disclosure in any Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be "material," shall not be construed against the Company, as an assertion that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

SECTION 1	Patent Licensing Agreements
SECTION 4.1	Subsidiaries
SECTION 4.2	Capitalization
SECTION 4.4	No Conflict and Consents
SECTION 4.6	SEC Filings; Financial Statements
SECTION 4.7	Absence of Certain Changes or Events
SECTION 4.8	Litigation
SECTION 4.9	Employee Benefit Plans
SECTION 4.10	Properties
SECTION 4.11	Intellectual Property
SECTION 4.12	Insurance
SECTION 4.15	Material Contracts
SECTION 4.16	Taxes
SECTION 5.1	Conduct of Business Pending Closing

A-iv

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2004 (the "Agreement"), among Information Holdings Inc., a Delaware corporation (the "Company"), The Thomson Corporation, an Ontario, Canada corporation ("Parent"), and Thyme Corporation, a Delaware corporation and a Subsidiary of Parent ("Merger Sub").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have each determined that it is advisable and in the best interests of their respective stockholders for Merger Sub to merge with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Boards of Directors of the Company, Merger Sub and Parent have each approved the Merger;

        WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and has determined that the consideration to be paid for each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") in the Merger is fair to the holders of such shares;

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into a Voting and Proxy Agreement with respect to the voting of Company Common Stock with respect to the Merger (the "Voting Agreement"); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the Chief Executive Officer of the Company is entering into a non-competition agreement and a director of the Company is delivering a release agreement to Parent.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I.

DEFINITIONS

        Adverse Recommendation Change: shall have the meaning set forth in SECTION 5.2(b) hereof.

        Affiliate: shall mean with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

        Agreement: shall have the meaning set forth in the introduction hereto.

        Board of Directors: shall have the meaning set forth in the recitals hereto.

        Business Day: shall mean any day, other than Saturday, Sunday or a federal holiday or any other day in which commercial banks are required or authorized to close in New York, New York.

        Certificate of Merger: shall have the meaning set forth in SECTION 2.3 hereof.

        Certificate: shall have the meaning set forth in SECTION 2.7(a) hereof.

        Closing: shall have the meaning set forth in SECTION 2.2 hereof.

        Closing Date: shall have the meaning set forth in SECTION 2.2 hereof.

        Code: shall mean the Internal Revenue Code of 1986, as amended.

        Company: shall have the meaning set forth in the introduction hereto.

        Company Acquisition Agreement: shall have the meaning set forth in SECTION 5.2 hereof.

        Company Common Stock: shall have the meaning set forth in the recitals hereto.

        Company Employee Benefit Plans: shall have the meaning set forth in SECTION 4.9(a) hereof.

        Company Intellectual Property Rights: shall have the meaning set forth in SECTION 4.11(d) hereof.

        Company Leases: shall have the meaning set forth in SECTION 4.10(b) hereof.

        Company Material Contracts: shall have the meaning set forth in SECTION 4.15 hereof.

        Company Multiemployer Plan: shall have the meaning set forth in SECTION 4.9(e) hereof.

        Company Preferred Stock: shall have the meaning set forth in SECTION 4.2(a) hereof.

        Company Representatives: shall have the meaning set forth in SECTION 5.2(a) hereof.

        Competition Law: means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        Confidentiality Agreement: shall mean that certain Confidentiality Agreement, dated April 21, 2004, by and between Company and Parent.

        Derivative Security: shall mean any option, warrant, put, call, restricted stock award, stock appreciation right, phantom stock award or other right to acquire shares of capital stock or other equity interests of the Company or other rights that are linked to the price or value of the Company's business or the Company Common Stock, which in any case is issued by the Company or any Subsidiary of the Company.

        DGCL: shall have the meaning set forth in the recitals hereto.

        Disclosure Schedules: shall mean the disclosure schedules delivered by the Company to Parent pursuant to this Agreement.

        Dissenting Shares: shall have the meaning set forth in SECTION 2.8(a) hereof.

        Effective Time: shall have the meaning set forth in SECTION 2.3 hereof.

        Environmental Laws: shall have the meaning set forth in SECTION 4.13 hereof.

        ERISA: shall have the meaning set forth in SECTION 4.9(a) hereof.

        Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

        Exchange Agent: shall have the meaning set forth in SECTION 2.9(a) hereof.

        Exchange Fund: shall have the meaning set forth in SECTION 2.9(a) hereof.

        Excluded Shares: shall have the meaning set forth in SECTION 2.7(b) hereof.

        Fee Account: shall have the meaning set forth in SECTION 8.2(b)(i) hereof.

        Filed SEC Reports: shall have the meaning set forth in SECTION 4.6(c) hereof.

        GAAP: shall mean United States generally accepted accounting principles.

        Governmental Entity: any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, in each case domestic or foreign.

        HSR Act: shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Indemnified Parties: shall have the meaning set forth in SECTION 6.8(a) hereof.

        Intellectual Property Rights: shall have the meaning set forth in SECTION 4.11(a) hereof.

        In-the-Money Options: shall mean any Options or other securities convertible into or exchangeable for shares of Company Common Stock that (i) are outstanding immediately before the Effective Time and (ii) have an exercise or conversion price of less than the Merger Consideration.

        Knowledge: shall mean the actual knowledge of the following persons, after reasonable investigation: Mr. Mason P. Slaine, Mr. Vincent A. Chippari, Mr. Jay Nadler and Mr. Daniel Videtto and Mr. Michael Baycroft.

        License Agreements: shall have the meaning set forth in SECTION 4.11(c) hereof.

        Licensed Intellectual Property: shall have the meaning set forth in SECTION 4.11(c) hereof.

        Material Adverse Effect: shall mean a change or effect on the business of the Company or any of its Subsidiaries that, or state of facts, circumstance, development or occurrence (any such item, an "Effect") that, individually or taken together with all other Effects, is materially adverse to (a) the business, operations, assets or, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement without material delay; provided, however, that the term "Material Adverse Effect" shall not include any Effect to the extent resulting from: (i) a change in law or GAAP or the interpretation thereof that applies generally to the industries in which the Company or its Subsidiaries operate; (ii) any change, occurrence, development, event, series of events or circumstances (A) affecting the industries in which the Company or any of its Subsidiaries operate, (B) affecting the general economy of any nation or region in which the Company or any of its Subsidiaries operate, (C) affecting national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or (D) arising from the execution of this Agreement, the announcement of the Merger or the transactions contemplated hereby (including, but not limited to, cancellations in customer orders, reduction in sales, disruption in suppliers, distributors, partners or similar relationships, or loss of employees, and any litigation brought by stockholders of the Company in connection with the Merger), except, in the case of clauses (A), (B) and (C), if such Effect materially disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to the other entities operating in such industries, nations or regions or in the United States, respectively, and except, in the case of clause (D), for (x) any litigation if the underlying claim is not dependent on the announcement or pendency of the Merger and (y) any Effect to the extent related to a breach of the Company's representations and warranties in SECTIONS 4.4 and 4.15; and (iii) any change, occurrence, development, event, series of events or circumstances resulting from compliance with the terms of, or the taking of any action required by, this Agreement.

        Merger: shall have the meaning set forth in the recitals hereto.

        Merger Sub: shall have the meaning set forth in the recitals hereto.

        NYSE: shall mean the New York Stock Exchange.

        Option Plan: shall have the meaning set forth in SECTION 2.10 hereof.

        Options: shall have the meaning set forth in SECTION 2.10 hereof.

        Owned Intellectual Property: shall have the meaning set forth in SECTION 4.11(b) hereof.

        Parent: shall have the meaning set forth in the introduction hereto.

        Patent Licensing Agreements: shall mean the Patent Licensing/Sale Agent Agreements listed on SECTION 1 of the Disclosure Schedules as in effect on the date hereof.

        Person: shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

        Products: shall have the meaning set forth in SECTION 4.11(a) hereof.

        Proxy Statement: shall have the meaning set forth in SECTION 6.1(a) hereof.

        Sarbanes-Oxley Act: shall mean the Sarbanes-Oxley Act of 2002.

        SEC: shall mean the Securities and Exchange Commission.

        SEC Reports: shall have the meaning set forth in SECTION 4.6(a) hereof.

        Securities Act: shall mean the Securities Act of 1933, as amended.

        Stockholder Approval: shall have the meaning set forth in SECTION 4.22 hereof

        Stockholders Meeting: shall have the meaning set forth in SECTION 6.1(a) hereof.

        Subsidiary: shall mean any corporation or other legal entity of which a Person (either alone or together with any other Subsidiary) owns more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        Superior Proposal: means any bona fide offer or proposal by a Third Party to acquire, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or more than 50% of the Company Common Stock then outstanding pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or other equity interests, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or its Subsidiaries, and (i) otherwise on terms consisting of cash and/or securities which the Board of Directors determines in good faith (after consultation with its financial advisor) to have a higher value than the consideration payable in the Merger and to be more favorable to the Company's stockholders than the Merger, in each case after taking into account at the time of determination any changes to the terms of this Agreement that as of that time have been proposed by Parent and (ii) which, in the good faith judgment of the Board of Directors, is reasonably likely to be consummated in a timely manner, taking into account all other legal, financial, regulatory and other aspects of such Takeover Proposal; provided, however, that no Takeover Proposal will be deemed to be a Superior Proposal if consummation of the transaction contemplated thereby is subject to a financing condition and the financing required to satisfy such condition is not fully committed pursuant to a commitment letter from one or more institutions which are capable of providing such financing.

        Surviving Corporation: shall have the meaning set forth in SECTION 2.1 hereof.

        Surviving Corporation Common Stock: shall have the meaning set forth in SECTION 2.7(c) hereof.

        Takeover Proposal: means any inquiry, offer or proposal by a Third Party relating to, or that is reasonably likely to lead to, the acquisition, directly or indirectly, 20% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the Company Common Stock then outstanding pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or other equity interests, sale of assets, tender offer, exchange offer, recapitalization, liquidation, joint venture or similar transaction with respect to either the Company or its Subsidiaries.

        Tax or Taxes: shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits, alternative, environmental or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign); (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

        Tax Return: shall mean any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

        Termination Date: shall have the meaning set forth in SECTION 8.1(b)(iii) hereof.

        Termination Fee: shall have the meaning set forth in SECTION 8.2(b)(i) hereof.

        Third Party: shall mean any Person or group other than Parent, Merger Sub or any Affiliate thereof.

        Voting Agreement: shall have the meaning set forth in the Recitals hereto.

        United States Bank: shall have the meaning set forth in SECTION 2.9(f).

ARTICLE II.

THE MERGER

        SECTION 2.1.    The Merger.

        At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the state of Delaware, as a wholly owned Subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter referred to as the "Surviving Corporation."

        SECTION 2.2.    Closing.

        The closing of the Merger (the "Closing") shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m. EST on the second Business Day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in SECTION 7.1, provided, however, if on such day the conditions set forth in SECTION 7.2 or SECTION 7.3 have not been satisfied (or, to the extent permitted by law, waived by the party entitled to the benefits thereof), then the Closing shall occur as soon as possible thereafter but no later than the second Business Day after such satisfaction or (ii) at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        SECTION 2.3.    Effective Time.

        Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file, a certificate of merger (the "Certificate of Merger"), in accordance with Section 251 of the DGCL, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with

Section 251 of the DGCL or at such later time as may be specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time."

        SECTION 2.4.    Effect of the Merger.

        At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 2.5.    Subsequent Actions.

        If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        SECTION 2.6.    Certificate of Incorporation; Bylaws; Directors and Officers.

  (a)
  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in the form of Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

  (b)
  The Bylaws of Merger Sub, as in effect immediately before the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

  (c)
  The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

        SECTION 2.7.    Conversion of Securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

  (a)
  Cancellation and Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any Excluded Shares and any Dissenting Shares) shall, at the Effective Time, be cancelled and extinguished and be converted into the right to receive (i) $28.00 in cash payable to the holder thereof, without interest thereon and subject to Section 2.9, upon surrender of the certificate (the "Certificate") representing such shares of Company Common Stock (the "Merger Consideration"). As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a

    Certificate representing any shares of Company Common Stock shall cease to have any rights with respect thereto; provided that all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares), shall retain the right to receive the Merger Consideration, without interest, upon the surrender of such Certificate in accordance with SECTION 2.9 hereof.

  (b)
  Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately before the Effective Time (collectively, the "Excluded Shares") shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto.

  (c)
  Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent (or a Subsidiary thereof) at the Effective Time.

        SECTION 2.8.    Dissenting Shares.

  (a)
  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any stockholder who has delivered to the Company, prior to the vote of stockholders at the Stockholders Meeting, a written notice in accordance with Section 262 of the DGCL, of such stockholder's intent to demand payment for such stockholder's shares of Company Common Stock if the Merger is effected and who shall have not voted such shares of Company Common Stock in favor of the approval and adoption of this Agreement and who shall otherwise be entitled to demand appraisal and shall have duly complied with all the requirements of such Section 262 (collectively, the "Dissenting Shares") shall not be converted or exchangeable into the right to receive the Merger Consideration pursuant to SECTION 2.7(a), but instead shall be converted into the right to receive payment of the fair value of such Dissenting Shares from the Surviving Corporation in accordance with the provisions of Section 262 of the DGCL; provided, however, that if such stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right to demand and obtain payment under Section 262 of the DGCL or a court of competent jurisdiction shall have determined that such stockholder is not entitled to the relief provided by said section, then the right of such holder of Dissenting Shares to be paid the fair value of such stockholders Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to SECTION 2.7(a), without any interest thereon, upon surrender of the Certificate or Certificates representing such shares of Company Common Stock.

  (b)
  The Company shall give Parent (i) prompt notice of any notice or other instruments received by the Company pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

  (c)
  Dissenting Shares, if any, shall be cancelled after payments of fair value in respect thereto have been made to dissenting stockholders of the Company pursuant to the DGCL.

        SECTION 2.9.    Surrender of Shares; Stock Transfer Book.

  (a)
  Exchange Agent. Prior to the mailing of the Proxy Statement, Parent shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. Immediately after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, funds in amounts and at the times necessary for the payment for exchange in accordance with this Article II, of the Merger Consideration (such cash consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of Parent, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose (except as provided in SECTION 2.9(f)).

  (b)
  Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, upon proper delivery to the Exchange Agent of such Certificate and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions in effecting the surrender of such Certificate for the Merger Consideration. Each holder of record of a Certificate upon surrender thereof to the Exchange Agent (together with the letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Exchange Agent), shall be entitled to the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such Certificate surrendered shall have been converted pursuant to SECTION 2.7(a). The Exchange Agent shall accept such Certificate upon compliance with the terms and conditions of this SECTION 2.9 and such other reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Certificate which has been converted, in whole or in part, pursuant to this Agreement into the right to receive the Merger Consideration, and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration. If any cash is to be remitted to a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation, its transfer agent, or the Exchange Agent any transfer or other Taxes required by reason thereof, or establish to the satisfaction of the Surviving Corporation, its transfer agent or Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by SECTION 2.7(a). No interest will be paid or will accrue on any cash payable as Merger Consideration. Parent shall pay all charges and expenses of the Exchange Agent in connection with payment of the Merger Consideration.

  (c)
  No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofor represented by such Certificates.

  (d)
  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, as of such date and to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

  (e)
  No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f)
  Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent in: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States with a remaining term at the time of acquisition thereof not in excess of 90 days; (ii) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States or a state thereof having a combined capital surplus in excess of $500,000,000 (a "United States Bank"); (iii) commercial paper issued by a domestic corporation and given the highest rating by Standard & Poor's Corporation and Moody's Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days; or (iv) demand deposits with any United States Bank. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

  (g)
  Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

  (h)
  Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by Parent, the posting by such Person of a bond in such form and reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, defaced or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

        SECTION 2.10.    Options and Option Plans.

        The Company shall take all reasonable actions necessary to provide that, as of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under the Company's 1998 Stock Option Plan, as amended (the "Option Plan"), whether or not then exercisable or vested, shall be cancelled and shall be of no further force or effect and, in consideration of such cancellation, the holders thereof shall be entitled to receive an amount in cash equal to the product of (i) the amount by which (x) the Merger Consideration exceeds (y) the applicable per share exercise price of the Option subject to cancellation, if any, and (ii) the number of shares subject to such Option at the time of such cancellation. Such amount shall be subject to reduction by applicable Tax withholding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF
PARENT & MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        SECTION 3.1.    Organization and Good Standing.

        Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

        SECTION 3.2.    Capitalization.

        All of the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and non-assessable and are owned directly and indirectly beneficially and of record by Parent (or a Subsidiary thereof) free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever.

        SECTION 3.3.    Authority Relative to This Agreement.

        Parent and Merger Sub have the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceeding on the part of Parent or Merger Sub is necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of their respective obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, when duly executed by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        SECTION 3.4.    No Conflict and Consents.

        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not (i) conflict with, contravene or violate any law, regulation, court order, judgment or decree applicable to Parent or Merger Sub or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or Bylaws or other organizational documents of either Parent or Merger Sub or (iii) require any consent under or result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their property is bound or affected, except for any conflicts, violations, breaches or defaults, terminations, cancellations or rights of terminations or cancellation which, assuming the exercise of any rights of termination or cancellation, would not reasonably be likely to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

        SECTION 3.5.    Governmental Approvals and Required Filings.

        Except for (i) the filings under the Exchange Act, the HSR Act and any other applicable Competition Law and the rules and regulations promulgated thereunder and (ii) the filing of the Certificate of Merger in accordance with Section 251 of the DGCL, neither Parent, Merger Sub nor any of their Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent and Merger Sub; and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Merger Sub or any of their Subsidiaries in connection with the execution, delivery or performance of this Agreement by Parent and Merger Sub; except in each case where the failure to obtain or make such waivers, filings, consents, approvals or authorizations or to submit such notice or report would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

        SECTION 3.6.    Financing Arrangements.

        Parent and/or Merger Sub have available funds sufficient in amount to pay the Merger Consideration at the Effective Time and any and all related fees and expenses.

        SECTION 3.7.    No Prior Activities.

        Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

        SECTION 3.8.    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub, other than Bear, Stearns & Co. Inc., whose fees and expenses shall be paid by Parent.

        SECTION 3.9.    Information Supplied.

        None of the information supplied by Parent or Merger Sub or their officers, directors, representatives, agents or employees, for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Stockholders Meeting, any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Parent or Merger Sub and provided to the Company. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to the information supplied or to be supplied by the Company or any Affiliate thereof for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

        SECTION 4.1.    Organization and Qualification; Subsidiaries.

  (a)
  Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent copies of (i) its Certificate of Incorporation and Amended and Restated Bylaws and the certificate of incorporation and bylaws (or certificate of formation and limited liability company agreement or other similar organizational documents) of each of its Subsidiaries, in each case as amended and (ii) the minutes of all meetings (and actions by written consent in lieu thereof) of the stockholders, the Board of Directors and each committee thereof of the Company and each of its Subsidiaries held since January 1, 2001 (except, in the case of the Company, for minutes of meetings of the Board of Directors held after June 20, 2004).

  (b)
  SECTION 4.1 of the Disclosure Schedules sets forth a true and complete list of all of the Company's Subsidiaries, together with the jurisdiction of incorporation, formation or organization of each Subsidiary.

        SECTION 4.2.    Capitalization.

  (a)
  The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share (the "Company Preferred Stock"). As of June 27, 2004, (i) 20,917,073 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) 1,007,020 shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company as treasury shares and (iv) Options to acquire 1,064,186 shares of Company Common Stock from the Company pursuant to the Option Plan were issued and outstanding. Except as set forth in SECTION 4.2(a) of the Disclosure Schedules or as otherwise described in this SECTION 4.2(a), there are no outstanding rights, subscriptions, warrants, puts, calls, preemptive rights, options or other Derivative Securities or agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company.

  (b)
  All the outstanding capital stock or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in SECTION 4.2(b) of the Disclosure Schedules, are owned by the Company or one of its Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. Except as set forth in SECTION 4.2(b) of the Disclosure Schedules, there are no outstanding rights, subscriptions, warrants, puts, calls, preemptive rights, options or other Derivative Securities or agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of any Company Subsidiary. SECTION 4.2(b) of the Disclosure Schedule sets forth, as of the close of business on June 27, 2004, all outstanding Options, the number of shares subject thereto, the grant dates and exercise prices and vesting schedule and the names of the holders thereof.

  (c)
  Except as described in this SECTION 4.2, and except for 1,064,186 shares of Company Common Stock reserved for issuance as of June 27, 2004 upon the exercise of outstanding Options and 921,741 shares of Company Common Stock reserved for issuance as of June 27, 2004 upon the exercise of Options available for grant under the Option Plan, no securities of the Company, or Derivative Securities, were reserved for issuance or outstanding. All shares of Company Common Stock that may be issued upon exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or vote or, as except as set forth in SECTION 4.2(b) of the Disclosure Schedules, transfer or dispose of, any shares of capital stock or Derivative Securities of the Company or any of its Subsidiaries. The Company is not a party to any voting agreements with respect to any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement, other than the Voting Agreement, there are no proxies or voting agreements with respect thereto. Other than as set forth in SECTION 4.2(c) of the Disclosure Schedules and other than the capital stock or other equity interests of each Subsidiary of the Company, none of the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of or other equity interests of any Person. No shares of Company Common Stock are owned by any Subsidiary of the Company.

        SECTION 4.3.    Authority Relative to This Agreement.

        The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger at the Stockholders Meeting, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, when duly executed by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        SECTION 4.4.    No Conflict and Consents.

        Except as set forth in SECTION 4.4 of the Disclosure Schedules with respect to clause (iii) below, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with, contravene or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Company's Certificate of Incorporation or Amended and Restated Bylaws or equivalent organizational documents of any of its Subsidiaries or (iii) conflict with, require any consent under or result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any acceleration of any obligation or to a loss of a material benefit under, or give to others any rights of termination or cancellation of, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or result in the creation of a lien or encumbrance on any of the property or assets of the Company or any of its Subsidiaries pursuant to, any contract, instrument, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their property is bound or affected, except for any conflicts, violations, breaches or defaults, terminations, cancellations or rights of terminations or cancellation, which, assuming the exercise of any rights of termination or cancellation, would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.5.    Governmental Approvals and Required Filings.

        Except for (i) applicable filings under the Exchange Act (including the Proxy Statement), (ii) the filings under the HSR Act and the rules and regulations promulgated thereunder and any other applicable Competition Law, (iii) the filing of the Certificate of Merger in accordance with Section 251 of the DGCL and (iv) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, the Company and each of its Subsidiaries is not required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to make such filing would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the foregoing sentence or SECTION 4.5 of the Disclosure Schedules, no other waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby except where the failure to obtain or make such waivers, consents, approvals or authorizations would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.6.    SEC Filings; Financial Statements.

          (a)   Except as set forth in SECTION 4.6(a) of the Disclosure Schedules, the Company has filed with the SEC all forms, reports, registration statements, proxy statements and other documents and materials, together with any amendments required to be made with respect thereto, required to be filed with the SEC since January 1, 2001 (collectively, the "SEC Reports"). Except as set forth in SECTION 4.6(a) of the Disclosure Schedules with respect to clause (i) below, the SEC Reports, as of their respective dates (or as of the date of the last amendment thereof, if any such SEC Report was amended after the filing), (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of any comment letters received from the SEC and responses of the Company with respect thereto since January 1, 2001. No Company Subsidiary is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

          (b)   The audited and unaudited consolidated financial statements contained in the SEC Reports comply as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or in the case of unaudited financial statements as permitted by the Securities Act, the Exchange Act or Regulation S-X) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the periods indicated (except in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Act, the Exchange Act or Regulation S-X). Each of the Company and each of its Subsidiaries maintains internal control over financial reporting and disclosure controls and procedures required by Rule 13a-15 under the Exchange Act.

          (c)   Except as set forth in the SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed SEC Reports"), the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Filed SEC Reports, since March 31, 2004, the Company and its Subsidiaries have not incurred any liabilities other than (i) liabilities and obligations incurred in the ordinary course of business or (ii) other liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.7.    Absence of Certain Changes or Events.

        Except as expressly permitted by this Agreement or as set forth in SECTION 4.7 of the Disclosure Schedules or the Filed SEC Reports, since December 31, 2003, the businesses of the Company and the Subsidiaries have been conducted in the ordinary course consistent with past practice and there has not been:

          (a)   any Effect which has resulted in or which would reasonably be expected to have a Material Adverse Effect;

          (b)   any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company or any Subsidiary;

          (c)   any material damage or loss to any material asset or property, whether or not covered by insurance;

          (d)   any change by the Company in accounting principles or practices (except as required to conform with any changes in GAAP); or

          (e)   any action taken by the Company or any of its Subsidiaries that would have been prohibited by the terms of Section 5.1 had this Agreement been in effect as of December 31, 2003 and had the consent of Parent not been first obtained by the Company.

        SECTION 4.8.    Litigation.

        Except as set forth in SECTION 4.8 of the Disclosure Schedules, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Entity or arbitrator or mediator which would, reasonably be expected to have a Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree.

        SECTION 4.9.    Employee Benefit Plans.

        (a)   SECTION 4.9(a) of the Disclosure Schedules sets forth a list of all material "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, that are maintained by the Company or any Subsidiary or Affiliate thereof or to which the Company or any Subsidiary or Affiliate thereof is obligated to contribute thereunder for current or former employees of the Company or any Subsidiary (the "Company Employee Benefit Plans").

        (b)   Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter to such effect, and, to the Company's Knowledge, nothing has occurred with respect to any such Company Employee Benefit Plan that would reasonably be expected to cause any such favorable determination letter to be unreliable.

        (c)   Copies of the following documents, to the extent applicable, with respect to each of the Company Benefit Plans, have been made available to Parent by the Company: (i) plan documents, related trust documents, annuity or insurance contracts and any amendments thereto; (ii) the most recent annual reports on Form 5500 filed with the IRS; (iii) the most recent IRS determination letter; and (iv) the most recent summary plan description and subsequent summaries of material modification; and (v) all government-provided notices received in connection with any Company Employee Benefit Plan.

        (d)   Each Company Employee Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms and with applicable laws, including if applicable, all provisions of ERISA and the Code (including rules and regulations thereunder). Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, no claim, investigation, audit, legal or regulatory proceeding (including any compliance resolution proceeding) involving or relating to any Company Employee Benefit Plan that would reasonably be expected to have a Material Adverse Effect is pending or, to the Company's Knowledge, threatened.

        (e)   Neither the Company nor any ERISA Affiliate has, or has had, any material liability under Title IV of ERISA or Section 412 of the Code. None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Company Multiemployer Plan"). Neither the Company, nor any Company ERISA Affiliate has maintained, sponsored or withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan which has not been satisfied in full.

        (f)    Except as provided in SECTION 4.9(f) of the Disclosure Schedules, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by the Company of its obligations hereunder will (i) result in any payment becoming due under any Company Employee Benefit Plan or under any agreement involving the Company or any Affiliate, (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

        (g)   The Company has the right at any time to amend or terminate each Company Employee Benefit Plan without incurring any material liability other than with respect to benefits that have already accrued under a retirement plan. Except to the extent required under Part 6 of Title I of ERISA or similar state laws, neither the Company nor any Affiliate has any material obligation or accrued liability in respect of post-retirement health, life or other welfare benefits for employees or former employees of the Company or an Affiliate.

        SECTION 4.10.    Properties.

        (a)   Except as set forth in SECTION 4.10(a) of the Disclosure Schedules, the Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its respective properties and assets, free and clear of all liens and other encumbrances other than: (i) liens reflected (or with respect to liabilities reflected) in the Company's most recent audited financial statements of the Company or any of its Subsidiaries included in the Filed SEC Reports; (ii) mechanics', workmen's or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company and its Subsidiaries as presently conducted; (iv) liens for Taxes not yet delinquent and assessments not in default; and (v) liens and other encumbrances that would not reasonably be expected to have a Material Adverse Effect.

        (b)   SECTION 4.10(b) of the Disclosure Schedules sets forth a true and complete list of (i) all real property owned in fee by the Company or any of its Subsidiaries and (ii) each lease or sublease relating to any real property leased by the Company or any of its Subsidiaries that requires future annual lease payments in excess of $50,000, together with all amendments and supplements thereto (collectively, the "Company Leases").

        (c)   Except as set forth in SECTION 4.10(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease, or subleased all or any part of the space demised thereby, to any Third Party.

        (d)   The Company has, or has caused to be, made available to Parent or its representatives copies of the Company Leases. To the Company's Knowledge, each Company Lease is valid and in full force and effect. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Company Leases to which it is a party, and enjoys peaceful and undisturbed possession under all Company Leases, except for instances of non-compliance or failures to enjoy peaceful and undisturbed possession that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.11.    Intellectual Property.

        (a)   Except as set forth in SECTION 4.11(a) of the Disclosure Schedules, each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, patent applications, trademarks and service marks (registered or unregistered), trade names, domain names, computer software (excluding commercially available, off-the-shelf software) and copyrights and applications and registrations therefor, trade secrets, know-how and all other intellectual property of any kind (collectively, the "Intellectual Property Rights") that are used in or necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, including for the commercialization, offering and distribution of the products and services of the Company and its Subsidiaries (the "Products"), except the failure of which would not reasonably be expected to have a Material Adverse Effect.

        (b)   SECTION 4.11(b) of the Disclosure Schedules sets forth a list of all patents, patent applications, trademark and service mark applications and registrations and registered copyrights and domain names owned by the Company or any of its Subsidiaries. With respect to each item of Intellectual Property Rights owned by the Company or any of its Subsidiaries ("Owned Intellectual Property"), the Company or the applicable Subsidiary is the sole owner of such Owned Intellectual Property free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever.

        (c)   SECTION 4.11(c) of the Disclosure Schedules sets forth a list of all the material licensing agreements to which the Company or any of its Subsidiaries is a party relating to the Intellectual Property Rights ("License Agreements", and Intellectual Property Rights licensed to the Company or any of its Subsidiaries, "Licensed Intellectual Property").

        (d)   Except as set forth in SECTION 4.11(d) of the Disclosure Schedules: (i) all Owned Intellectual Property and, to the Knowledge of Company, all Licensed Intellectual Property (collectively, "Company Intellectual Property Rights"), is in full force and effect, and has not through action or failure to act lapsed, been abandoned or otherwise been forfeited in whole or in part, (ii) there are not pending or, to the Knowledge of the Company, threatened any oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings or any other proceedings challenging the validity, enforceability, scope, duration, ownership, use, license rights or effectiveness of any Company Intellectual Property Rights; (iii) neither the Company nor any of its Subsidiaries has any pending or, to the Knowledge of the Company, threatened claim against any other Person or is aware of any violation, misappropriation, or infringement by any other Person of the Company's or any of its Subsidiaries' rights to or in connection with the Company Intellectual Property Rights; and (iv) the conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual

Property Rights of any Person, and no claim has been asserted or threatened against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company or any of its Subsidiaries as currently conducted conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property Rights of any Person, except in each case as would not reasonably be expected to have a Material Adverse Effect.

        (e)   The Company and its Subsidiaries have taken all reasonable steps in order to safeguard and protect all Company Intellectual Property Rights, except as would not reasonably be expected to have a Material Adverse Effect.

        (f)    None of the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated hereby nor the performance by the Company of its obligations hereunder would reasonably be expected to adversely affect any rights of the Company or any of its Subsidiaries with respect to any of the Company Intellectual Property Rights, or the validity, enforceability, use, ownership, license rights, scope, effectiveness or duration of any such Intellectual Property Rights, except as would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.12.    Insurance.

        SECTION 4.12 of the Disclosure Schedules sets forth a list of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties that have policy periods that (i) commenced on or after the formation of the Company and (ii) end on or after the Closing Date. Copies or summaries of each such policy have been made available to Parent. No written notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. All such polices that have policy periods that end on or after the Closing Date are in full force and effect.

        SECTION 4.13.    Environmental.

        The Company and each of its Subsidiaries has obtained, maintained in effect and is in compliance with all material licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of any Governmental Entity relating to pollution or to health, safety or to the protection of the environment ("Environmental Laws") and is and, to the Knowledge of the Company, has in the past been in compliance with all Environmental Laws, and there are no circumstances with respect to the Company or any of its Subsidiaries relating to environmental matters, except where any such circumstances, non-compliance or failure to obtain or maintain in effect any material licenses, permits or other authorizations would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.14.    Compliance with Laws.

        Except as set forth on SECTION 4.14 of the Disclosure Schedules, the Company and each of its Subsidiaries are being, and since January 1, 2001 has been, operated in compliance with all laws, regulations, court orders, judgments, injunctions and decrees applicable thereto, and none of them has received, since such date, a written (or to the Knowledge of the Company oral) notice or other written communication alleging or seeking to investigate a failure so to comply, except for any instances of non-compliance which would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.15.    Material Contracts.

        (a) SECTION 4.15(a) of the Disclosure Schedules sets forth the following contracts, arrangements and understandings ("contracts") that the Company or any of the Subsidiaries is a party to or bound by (collectively referred to herein as "Company Material Contracts"):

  (i)
  any "material plan of acquisition, disposition, reorganization, readjustment, succession, liquidation or arrangement" or "material contract" filed with the SEC pursuant to, or otherwise as described in, Item 601(b)(2) or Item 601(b)(10) of Regulation S-K of the SEC;

  (ii)
  any contract or agreement for the purchase or lease (as lessee) of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves aggregate payments by the Company or any of its Subsidiaries of $250,000 per year or more;

  (iii)
  any License Agreement, contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies, Intellectual Property Rights or other assets, or any material support or services agreements relating to Intellectual Property Rights, in each case that involves aggregate payments of $250,000 per year or more;

  (iv)
  any indenture, credit agreement, security agreement, mortgage, guarantee or contract evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (other than equipment leases involving aggregate annual payments of less than $250,000 per year);

  (v)
  any non-competition agreement or any other contract, agreement or obligation which purports to limit in any material respect the manner, or the localities, in which the businesses of the Company or any of its Subsidiaries or its Affiliates may be conducted, or granting any third party "most favored nation" status that, following the Merger, would apply to Parent or any of its Affiliates other than the Company;

  (vi)
  contract which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $1,000,000 and which is not terminable by the Company or any such Subsidiary without penalty or further payment and upon 90 (or fewer) days' notice;

  (vii)
  contract relating to the prosecution or protection of a third party's Intellectual Property substantially similar to the Patent Licensing Agreements; and

  (viii)
  any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement or other contract similar to any of the foregoing).

        (b)   Except as set forth in SECTION 4.15(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is in material violation or default (with or without the passage of time or the giving of notice or both) under, or has given or received written notice of any material violation or default under (nor, to the Knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default under) any Company Material Contract. To the Company's Knowledge, no other party to any Company Material Contract is (with or without the passage of time or the giving of notice or both) in material violation or default thereunder. Except as set forth in SECTION 4.15(b) of the Disclosure Schedules, the Company has, or has caused to be, made available to Parent or its representatives copies of all Company Material Contracts; provided, however, that in the case of customer contracts, only forms of such contracts have been provided.

        SECTION 4.16.    Taxes.

        (a)   Except as set forth in SECTION 4.16 of the Disclosure Schedules, the Company and its Subsidiaries have (i) timely filed (taking into account applicable extensions) all material Tax Returns required to be filed by any of them with respect to the Company or any of its Subsidiaries and all such

Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes of the Company (or its Subsidiaries, as applicable) shown to be due on such returns.

        (b)   Except as set forth in SECTION 4.16 of the Disclosure Schedules, (i) no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction, (ii) none of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, (iii) there are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary, (iv) there are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, (v) there are no encumbrances for Taxes upon the assets or properties of the Company or any of its Subsidiaries except for statutory encumbrances for Taxes not yet due, (vi) none of the Company or any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in a payment of a material amount that would not be deductible pursuant to the terms of Section 162(m) of the Code and (vii) each deficiency resulting from any audit or examination relating to Taxes of the Company, any of its Subsidiaries by any taxing authority (A) has been paid in full or (B) is being contested in good faith and has been adequately reserved for on the Company's financial statements in accordance with GAAP.

        (c)   The Company and each of its Subsidiaries has previously made available to Parent complete and accurate copies of (i) all audit reports and letter rulings relating to Taxes due with respect to the income or business of the Company or any of its Subsidiaries, (ii) all federal income Tax Returns filed by or on behalf of the Company or any of its Subsidiaries with any taxing authority in the last three years, (iii) any closing agreement, settlement agreement or similar agreement or arrangement entered into by or on behalf of the Company or any of its Subsidiaries with any taxing authority and (iv) any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement entered into by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

        (d)   Except as set forth in SECTION 4.16(d) of the Disclosure Schedules, none of the Company or any of its Subsidiaries has any liability for (or indemnification or reimbursement obligation with respect to) Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local law), (ii) as transferee or successor, (iii) by contract, or (iv) otherwise. Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355 (e) of the Code) in conjunction with the Merger. The statutes of limitations for the federal income Tax Returns of the Company and its Subsidiaries have expired or otherwise have been closed for all Taxable periods ending on or before December 31, 2001. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code). Neither the Company nor any of its Subsidiaries will be required to recognize for Tax purposes in a Taxable period beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting in a Taxable period ending on or before the close of business on the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

        SECTION 4.17.    Labor Relations.

        Except as set forth in the Filed SEC Reports or SECTION 4.17 of the Disclosure Schedules: (i) each of the Company and its Subsidiaries is in compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law except any non-compliance which would not reasonably be expected to have a Material Adverse Effect; (ii) there is no labor grievance, arbitration, strike, slowdown, stoppage or lockout pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; and (iv) to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-union employees of the Company or any of its Subsidiaries.

        SECTION 4.18.    Brokers.

        No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent copies of all agreements between the Company and Morgan Stanley & Co. Incorporated pursuant to which Morgan Stanley & Co. Incorporated would be entitled to any payment relating to the transactions contemplated hereby.

        SECTION 4.19.    Section 203 of the DGCL.

        The Board of Directors of the Company has taken all action necessary such that the restrictions of Section 203 of the DGCL will not apply to the Merger, this Agreement or the Voting Agreement and the transactions contemplated hereby and thereby.

        SECTION 4.20.    Action of the Board of Directors.

        The Board of Directors, at a meeting duly called and held unanimously: (i) approved and adopted this Agreement, and the transactions contemplated hereby, including the Merger, and declared the Merger and this Agreement advisable; (ii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote for adoption and approval at a meeting of the Company's stockholders to be held as set forth in SECTION 6.2 and resolved to recommend, subject to SECTION 5.2 hereof, that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company.

        SECTION 4.21.    Information Supplied.

        None of the information supplied by the Company or its officers, directors, representatives, agents or employees, for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Stockholders Meeting, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company and provided to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any

Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement.

        SECTION 4.22.    Voting Requirements.

        The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of approving and adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any of the Company's capital stock necessary to approve or adopt this Agreement or the Merger or the consummation of the transactions contemplated by this Agreement.

        SECTION 4.23.    Opinion of Financial Advisor.

        The Company has received the opinion of Morgan Stanley & Co. Incorporated in customary form to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which has been or will within two Business Days of the date hereof be delivered to Parent.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 5.1.    Conduct of Business by the Company Pending the Closing.

        From the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to (i) carry on their respective businesses in the ordinary course and (ii) use commercially reasonable efforts to preserve intact their respective current business organizations, to keep their respective physical assets in good working condition, to maintain the confidential nature of and legal protections applicable to and keep in full force and effect their material Intellectual Property Rights, to keep available the services of their respective current executive officers and key employees and to maintain good working relationships with the Company's lessors, lessees, licensors, licensees, employees, contractors, distributors, developers, vendors, customers, suppliers or other Persons having a material business relationship with the Company. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) as set forth in SECTION 5.1 to the Disclosure Schedules, the Company shall not, and shall cause each of its Subsidiaries not to:

          (a)   amend its Certification of Incorporation or Amended and Restated Bylaws (or similar organizational documents);

          (b)   (i) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that its Subsidiaries may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity securities or any Derivative Securities; (ii) issue, deliver, sell, pledge, dispose of or encumber any (A) shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, puts, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests or (C) of its other securities, other than, in the case of clause (B), shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plan; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (c)   other than in the ordinary course of business consistent with past practice:

    (i)
    transfer, lease, license, sell, mortgage, pledge or otherwise dispose of or encumber any property or assets material to the Company and its Subsidiaries taken as a whole, subject in all cases to SECTION 5.2;

    (ii)
    create, incur, or assume any indebtedness for borrowed money;

    (iii)
    assume, guarantee, endorse or otherwise become liable or responsible for the obligations of, or enter into any "keep well" contract with respect to, any Person (other than a Subsidiary);

          (d)   acquire a significant portion of the capital stock or other equity interests of or assets of, or merge or consolidate with, or by any other manner acquire, any business or any other Person, or enter into any joint venture or similar agreement;

          (e)   make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to a Subsidiary, (B) customary travel, relocation or business advances to employees, (C) in accordance with the Company's investment program in compliance with the current guidelines therefor, which guidelines were made available to Parent prior to the date hereof (provided that it is understood that any failure by a Third Party investment manager to comply with such guidelines notwithstanding the Company's instructions so to comply shall not be deemed a breach of this Section 5.1(e)) or (D) capitalized expenditures (including capitalized software) in an individual amount less than $250,000 or in the aggregate less than $1,500,000 per calendar quarter);

          (f)    (i) increase (or accelerate the timing of) in any manner the compensation or benefits of any of its directors, executive officers or employees other than (except for its directors and executive officers) in the ordinary course of business consistent with past practice, (ii) enter into, establish, amend or terminate any employment, consulting, retention, change in control, incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund, or arrangement with, for or in respect of any stockholder, officer, director, other employee, agent, consultant or Affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement, (iii) grant any awards under any Company Employee Benefit Plan other than matching obligations pursuant to the Information Ventures 401(k) Savings and Retirement Plan in the ordinary course, (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or Company Employee Benefit Plan, (v) make any material determination under any agreement or Company Employee Benefit Plan that is inconsistent with the ordinary course of business or past practice, or (vi) adopt, enter into or amend any agreement or Company Employee Benefit Plan other than an offer letter to a new employee that provides for "at will" employment with no severance benefits;

          (g)   pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business or as required by their terms as in effect on the date of this Agreement;

          (h)   enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate, waive, release or assign any rights under, or fail to exercise any right to renew any lease or sublease of real property, in each case where such lease or sublease requires annual payments by or to the Company or any Subsidiary of more than $50,000 or is for a term of greater than 12 months; enter into, modify or terminate any Company Material Contract (or waive, release or assign any material rights or claims thereunder), including any contract involving any material Intellectual Property Right, other than any of the following in the ordinary course of business: (i) contracts with users, distributors or resellers of the Products relating to the sale or license of the Products, (ii) contracts with third party service providers to provide services to the customers of the Company or any of its Subsidiaries, (iii) consulting services contracts and (iv) settlement agreements as contemplated by any Patent Licensing Agreement with the consent of Parent (such consent not to be unreasonably withheld), in each case provided that such Company Material Contracts are not of the type described in clauses (iv) through (viii) of SECTION 4.15 and do not contain any "change in control" provisions;

          (i)    make any material changes in its reporting for Taxes; make or rescind any material Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability in excess of $50,000; or except as required by GAAP or applicable law, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices; or

          (j)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        If the Company wishes to implement an IT systems disaster back-up facility, Parent may elect that the Company shall utilize the facilities of a third party provider of IT systems back-up facilities (an "Off Site Service") for such purpose. If Parent shall so elect, the Company and Parent shall mutually agree on acceptable third party providers therefor. Further, if the Company does wish to implement an IT systems back-up facility for its East Haven, CT facility (the "East Haven Facility") and the Parent does not make such election by the four month anniversary of the date of this Agreement ("the Four Month Date"), then, in the event that following the Four Month Date the East Haven Facility shall have an IT systems failure that would not have occurred if the Company were utilizing an Off Site Service for the East Haven facility, any revenues lost by the Company due to such failure shall be disregarded for purposes of any determination of Material Adverse Effect hereunder. If Parent does make such election and this Agreement is terminated in accordance with its terms, Parent shall bear the reasonable out-of-pocket expenses of the Company for the return of the Company's IT systems from the Off Site Service to the Company.

        SECTION 5.2.    No Solicitation.

        (a)   The Company shall, and shall cause its Subsidiaries and use reasonable efforts to cause its officers, directors, representatives and agents ("Company Representatives") to immediately cease any discussions or negotiations with any Third Party that may be ongoing with respect to a Takeover Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Company Representatives to, directly or indirectly, (i) solicit, initiate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or Merger Sub) any information in connection with, any Takeover Proposal; provided, however, that if, at any time prior to obtaining the Stockholder Approval, the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take the following-described action would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal (which the Board of Directors determines in good faith is reasonably likely to result in a Superior Proposal) which was unsolicited and did not otherwise result from a breach of this SECTION 5.2, and subject to providing three Business Days' prior written notice of its decision to take such action to Parent and subject to compliance with SECTION 5.2(c), (x) furnish information with respect to the Company, its Subsidiaries or any of its or its Subsidiaries' officers, directors, employees, representatives and agents to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement which contains terms that are in no respect less favorable to the Company than the terms of the Confidentiality Agreement and (y) participate in discussions and negotiations with such Person (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company or any Company Representative shall be deemed to be a breach of SECTION 5.2(a) by the Company. The Company shall not, and shall cause its Subsidiaries not to, release any Third Party from, or waive any provision of, any confidentiality or standstill agreement, unless, the Board of Directors determines in good faith (after consultation with outside counsel) that the failure to take such action with respect to a standstill agreement would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, but in any case, only prior to the Stockholder Approval being obtained.

        (b)   Except as set forth in this SECTION 5.2, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation or declaration of advisability by the Board of Directors, or any committee thereof, of this Agreement or the Merger or the transactions contemplated hereby, or resolve or agree to take any such action, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action described in the preceding clause (i) or this clause (ii) being referred to herein as an "Adverse Recommendation Change") or (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, joint venture or partnership agreement, option agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Takeover Proposal or resolve or agree to take any such action. Notwithstanding the foregoing, in the event that prior to the Stockholder Approval being obtained, (x) the Company receives a Superior Proposal and which was unsolicited and did not otherwise result from a breach of this SECTION 5.2 and (y) the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may, prior to the Stockholder Approval being obtained, and so long as at such time such Takeover Proposal continues to be a Superior Proposal (A) withdraw, modify or change its approval or recommendation or not make any recommendation of the Merger, (B) approve or recommend such Superior Proposal and/or (C) terminate this Agreement pursuant to SECTION 8.1(c)(i) (while concurrently causing the Company to enter into a definitive Company Acquisition Agreement with respect to such Superior Proposal).

        (c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this SECTION 5.2, the Company shall promptly advise Parent orally or in writing of any request for information or of any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal, the identity of the Person making such request or Takeover Proposal and any changes in any such request or to any such Takeover Proposal. The Company shall promptly provide to Parent any information concerning the Company or any of its Subsidiaries provided to any other Third Party who submitted a Takeover Proposal, which was not previously provided to Parent.

        (d)   Nothing contained in this SECTION 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 or Item 1012 of Regulation M-A promulgated under the Exchange Act or from making a "stop-look-and-listen" communication of the nature contemplated in, and otherwise in compliance with, Rule 14d-9(f) promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors (after consultation with outside legal counsel) would be required under applicable law; provided that the Company (and the Board of Directors and any committee thereof) may not, except as permitted by SECTION 5.2(b), withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation or declaration of advisability by the Board of Directors or any committee thereof of this Agreement, or the transactions contemplated hereby, including the Merger, or resolve or agree to take any such action, or approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal or resolve or agree to take any such action or cause the Company to enter into any Company Acquisition Agreement with respect to any Takeover Proposal.

ARTICLE VI.

ADDITIONAL AGREEMENTS

        SECTION 6.1.    Proxy Statement.

          (a)    As promptly as practicable after the date of the Agreement, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders (the "Stockholders Meeting") to consider the Merger (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement"). The Company shall as promptly as practicable (i) notify Parent of (A) the receipt of any oral or written comments from the SEC and (B) any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and the SEC or members of its staff with respect to the Proxy Statement. Notwithstanding anything to the contrary in SECTION 6.1(a), prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent (which approval shall not be unreasonably withheld or delayed). The Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger. Notwithstanding anything herein to the contrary, if (x) the Company receives a Superior Proposal which was unsolicited and did not otherwise result from a breach of SECTION 5.2 and (y) the Board of Directors has determined (in good faith after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors under applicable law, the Board of Directors may, as long as at such time such Takeover Proposal continues to be a Superior Proposal, determine (A) not to make or may withdraw, modify or change, such recommendation (provided that such determination shall not allow the Company to fail to file, mail and clear with the SEC the Proxy Statement and hold the Stockholders Meeting as described herein). The Company may, if it has complied with the provisions of SECTION 5.2 and this SECTION 6.1 and if it receives a Takeover Proposal (which is reasonably likely to result in a Superior Proposal) which was unsolicited and did not otherwise result from a breach of SECTION 5.2, delay the mailing of the Proxy Statement or the holding of the Stockholders Meeting, in each case, for such time (not to exceed five Business Days) as is necessary for the Board of Directors to consider such Takeover Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

          (b)    Parent and Merger Sub will furnish the Company with such information concerning Parent and Merger Sub and their Subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and Merger Sub and any of their Subsidiaries, to comply with applicable law. The Company, Parent and Merger Sub agree to cooperate in making any preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Exchange Act.

        SECTION 6.2. Stockholders Meeting.

        The Company shall, as promptly as practicable after the date of this Agreement establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting, and (except as provided in SECTION 5.2 and SECTION 6.1) will use its reasonable best efforts to obtain any necessary approval by the Company's stockholders of the Merger, regardless of whether any Adverse Recommendation Change has occurred. The obligations pursuant to this SECTION 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication of any Takeover Proposal.

        SECTION 6.3. Compliance with Law.

        Each of the Company, Parent and Merger Sub will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        SECTION 6.4. Notification of Certain Matters.

        Each party shall give prompt notice to the others of (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would reasonably be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or if any representation or warranty qualified by materiality or a Material Adverse Effect, then notification is required as to the occurrence or nonoccurrence of any event whose occurrence, or nonoccurrence would reasonably be likely to cause such representation or warranty contained in this Agreement to be untrue or inaccurate in all respects), (ii) any notice or other communication alleging that the consent of any Third Party is or may be required in connection with the transactions contemplated by this Agreement, provided that such consent would have been required to have been disclosed in this Agreement, (iii) receipt of any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, or (iv) the commencement or, to the respective party's knowledge, the threat of any litigation involving or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, or, to the respective party's knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement. The delivery of notice pursuant to this SECTION 6.4 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice. Except as otherwise provided in such notice, the delivery of any such notice shall not be deemed an admission or an acknowledgment (x) that the subject matter of such notice is material or would reasonably be likely to result in a Material Adverse Effect or is outside of the ordinary course of business or inconsistent with past ractices or (y) that there has occurred an actual or anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement.

        SECTION 6.5. Access to Information.

        From the date hereof to the Effective Time or the time of termination of this Agreement, the Company shall, and shall cause its' and its Subsidiaries' and each of their representatives to (a) (i) afford Parent and its representatives (on two Business Days' advance notice by Parent to the Company's Chief Executive Officer), reasonable access during normal business hours to their respective properties, books, contracts, auditors, records and personnel having material knowledge of the transactions contemplated hereby and shall promptly furnish, cause to be promptly furnished or make available through the SEC's EDGAR system, to Parent (i) all information concerning their respective businesses as Parent or its representatives may reasonably request (including the work papers of Ernst & Young LLP, subject to any customary releases which may reasonably be required by Ernst & Young LLP) and (ii) a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of applicable securities laws and (ii) use its and their reasonable best efforts to cooperate with Parent with respect to its integration planning for the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access to the extent that: (i) any law (including any Competition Law), treaty, rule or regulation of any Governmental Entity requires the Company or any of its Subsidiaries to restrict or prohibit access to any such personnel, properties or information; (ii) such access would unreasonably disrupt the respective businesses and operations of the Company or any of its Subsidiaries; or (iii) such access would be reasonably likely to jeopardize the Company's attorney-client privilege (in which case the Company shall enter into any appropriate arrangements with Parent which will allow providing such access or investigation while providing reasonable assurance to the Company that its attorney-client privilege will not be jeopardized) and (b) subject to allowing the Company the opportunity to have its representative be included in the discussions with the customer and consistent with applicable law, to use its and their reasonable best efforts to make available to Parent access to the customers of the Company and its Subsidiaries so that Parent may have discussions with such customers. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and hereunder and other activities contemplated thereby or hereby.

        SECTION 6.6. Public Announcements.

        So long as this Agreement is in effect, no party hereto shall issue or permit their Affiliates to issue any press release or otherwise make any public statements with respect to the Merger without the prior consent of the other parties hereto (such consent not to be unreasonably withheld or delayed), except as may be required by law, rule or regulation (including, but not limited to, any NYSE rule or regulation) in which circumstances reasonable efforts shall be made to consult with the other party to the extent reasonably practicable. Notwithstanding the foregoing, the Company and Parent shall be permitted to make any filings to comply with the rules of the SEC (including the filing of the Proxy Statement).

        SECTION 6.7. Reasonable Best Efforts; Cooperation.

          (a)    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) filing as soon as practicable, and in any event within ten Business Days after the date hereof, notifications under the HSR Act, (ii) filing as soon as practicable any other notifications under any other Competition Law, (iii) complying as promptly as practicable with any requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information and documentary material, as well as responding to all inquiries and complying with all requests received from any other Governmental Entity in connection with any competition matters, (iv) cooperating in responding to inquiries from, and making presentations to, any other regulatory authorities and (v) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement or the transactions contemplated hereby, including using its reasonable best efforts to have lifted, vacated or reversed any injunction, order, decree, stay or temporary restraining order entered by any court or other Governmental Entity or any other legal bar to the consummation of the transactions contemplated by this Agreement, including all possible appeals.

          (b)    Nothing in this Section 6.7 or in this Agreement will require Parent or Merger Sub to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Company, Parent or Merger Sub or any of their Subsidiaries, (ii) limits Parent's or its Subsidiaries' freedom of action with respect to, or its or their ability to retain the Company and its Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses or (iii) in Parent's reasonable judgment would be expected to have a material adverse impact on any of its or its Subsidiaries' businesses or the businesses to be acquired by it pursuant to this Agreement either individually or in the aggregate; provided, however, that Parent shall agree to license or divest those of Parent's assets or businesses or products or product lines that individually or in the aggregate generated total worldwide revenues of up to the equivalent of USD $12,000,000 in the aggregate in 2003 if necessary to obtain any required regulatory approval prior to the Termination Date.

        SECTION 6.8. Agreement to Defend and Indemnify.

          (a)    The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Parent shall cause the Surviving Corporation and the Surviving Corporation shall for a period of six years following the Effective Time, indemnify and hold harmless, each of the Company's and its Subsidiaries' officers, directors, and employees, including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act in connection with the Merger, and in each case to the extent provided under the Certificate of Incorporation and Amended and Restated Bylaws of the Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company shall, and following the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall reasonably be satisfactory to the Company or Parent and the Surviving Corporation, promptly as statements therefor are received, to the extent that the Company is permitted to make such payments under applicable law and the Certificate of Incorporation and Amended and Restated Bylaws of the Company, and (ii) the Company, Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that neither the Company, Parent nor the Surviving Corporation shall be obliged pursuant to this SECTION 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts and shall continue in effect the indemnification provisions currently provided by the Certificate of Incorporation and Amended and Restated Bylaws of the Company for a period of not less than six years following the Effective Time to the extent that it is permitted to do so by applicable law. In satisfying its obligations under this SECTION 6.8, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the annualized premium for such policy based on the rate thereof as of the date of this Agreement (which annualized premium is hereby represented and warranted by the Company to be $929,500). If, during such six-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of 200% of the Company's annual premium therefor, the Surviving Corporation shall cause to be obtained as much insurance as can be obtained for an amount equal to 200% of the Company's annual premium on the date of this Agreement, on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts.

          (b)    Notwithstanding anything in this Agreement to the contrary, this SECTION 6.8 is intended to be for the benefit of and to grant Third Party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this SECTION 6.8.

        SECTION 6.9. State Takeover Laws.

        If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, the Company shall take all reasonable action necessary to render such statute or regulation inapplicable to the foregoing.

        SECTION 6.10. Employee Matters.

        As of the Effective Time, the Parent shall assume, or cause the Surviving Corporation to assume, all employment agreements and termination benefit agreements and arrangements which are in effect at the Company on the date hereof and Parent shall honor and satisfy, or cause the Surviving Corporation to honor and satisfy, all obligations and liabilities with respect to the Company Employee Benefit Plans. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Company Employee Benefit Plan after the Effective Time, and any Company Employee Benefit Plan may be amended or terminated in accordance with its terms and applicable law. To the extent that any Company Employee Benefit Plan (other than an equity-based compensation plan) is amended or terminated within the six-month period immediately following the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a benefit plan maintained by Parent or any of its Affiliates in accordance with the eligibility criteria thereof that provides the same type of benefit, provided that (i) such participants shall receive full credit for years of service with the Company or any Subsidiary (including any service with predecessor entities) prior to the Merger for purposes of eligibility and vesting but excluding benefit accrual or the amount of benefits, (ii) for at least the six-month period immediately following the Effective Time, such participants shall participate in Parent or Parent Affiliate benefit plans on terms no less favorable than those offered by Parent or its Affiliates to similarly situated employees of Parent or its Affiliates and (iii) Parent shall cause any and all preexisting conditions limitations (to the extent such limitations do not apply to a preexisting condition under the Company Employee Benefit Plan) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents.

ARTICLE VII.

CONDITIONS OF MERGER

        SECTION 7.1. Conditions for Each Party's Obligations to Effect the Merger.

        The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time (or, to the extent permitted by law, waived by all of the parties) of the following conditions:

          (a)    Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

          (b)    No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

          (c)    Competition Laws. Any waiting period (and any extension of such period) applicable to the Merger under the HSR Act or any other Competition Law shall have expired or have been terminated.

        SECTION 7.2. Conditions for Obligations of Parent and Merger Sub.

        The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time (or, to the extent permitted by law, waived by Parent and Merger Sub) of the following additional conditions:

          (a)    Representations and Warranties of the Company. Except as expressly contemplated or permitted by this Agreement, the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified), and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as if such representations and warranties were made at the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent and Merger Sub shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of Merger Sub. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time. Parent and Merger Sub shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

          (c)    Consents. All governmental consents, orders and approvals required for the consummation of the Merger, shall have been obtained and shall be in effect.

        SECTION 7.3. Conditions for Obligations of the Company.

        The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time (or, to the extent permitted by law, waived by the Company) of the following additional conditions:

          (a)    Representations and Warranties of Parent and Merger Sub. Except as contemplated or permitted by this Agreement, the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date). The Company shall have received a certificate of a duly authorized signatory of each of Parent and Merger Sub to the foregoing effect.

          (b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of each of Parent and Merger Sub to be performed or complied with by it under this Agreement at or prior to the Effective Time. The Company shall have received a certificate of a duly authorized signatory of each of Parent and Merger Sub to the foregoing effect.

          (c)    Consents. All governmental consents, orders and approvals required for the consummation of the Merger shall have been obtained and shall be in effect.

ARTICLE VIII.

TERMINATION

        SECTION 8.1. Termination.

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of the matters presented in connection with the Merger:

  (a)
  by the mutual written consent of Parent and the Company;

  (b)
  by either of Parent or the Company:

  (i)
  if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this SECTION 8.1(b)(i) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in such order, decree, ruling or other action;

  (ii)
  if the stockholders of the Company fail to approve the Merger in accordance with the DGCL at the Stockholders Meeting (or any postponement or adjournment thereof);

  (iii)
  if the Effective Time shall not have occurred on or before 5:30 p.m. EST on December 31, 2004 (the "Termination Date"); provided if all conditions to Closing have been satisfied by the Termination Date other than SECTION 7.1(c), then the right to terminate this Agreement under this SECTION 8.1(b)(iii) shall not be available to Parent until the later of the Termination Date or the tenth Business Day after the condition set forth in SECTION 7.1(c) has been satisfied; and provided, further, that the right to terminate this Agreement under this SECTION 8.1(b)(iii) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, or such later date in the event the condition set forth in SECTION 7.1(c) is not satisfied by the Termination Date;

  (c)
  by the Company:

  (i)
  pursuant to clause (C) of SECTION 5.2(b); provided that (A) the Company provides Parent at least five Business Days' notice of its intention to terminate this Agreement and enter into the definitive agreement with respect to the Superior Proposal, (B) the Company has duly considered any changes to this Agreement proposed by Parent prior to or during such five Business Day period, (C) the Company has complied with all provisions of SECTION 5.2 and (D) the Company makes simultaneous payment of the Termination Fee pursuant to SECTION 8.2(b);

  (ii)
  if (A) except as contemplated or permitted by this Agreement, any of the representations and warranties of Parent and Merger Sub set forth herein shall fail to be true and correct in all material respects in each case as of the Effective Date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be true and correct as of such date) or (B) Parent or Merger Sub shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (A) or (B), is not curable or, if curable, is not cured within 10 Business Days following written notice thereof to Parent from the Company;

  (d)
  by Parent:

  (i)
  if (A) except as expressly contemplated or permitted by this Agreement, any of the representations and warranties of the Company set forth herein shall fail to be true and correct in all respects in each case as of the date hereof or as of the Effective Date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be true and correct as of such date) or (B) the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (A) or (B), (x) would give rise to the failure of a condition set forth in SECTION 7.2(a) or (b) and (y) is not curable or, if curable, is not cured within 10 Business Days following written notice thereof to the Company from Parent;

  (ii)
  if (A) the Board of Directors (or any committee thereof) shall withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to Parent or Merger Sub or any other Adverse Recommendation Change shall have occurred, (B) the Board of Directors shall have failed to recommend to the Company stockholders that they approve and adopt this Agreement and the Merger at the Stockholders Meeting or (C) the Board of Directors shall have publicly approved or recommended an alternative Takeover Proposal.

        Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties in accordance with SECTION 9.2.

        SECTION 8.2. Effect of Termination.

          (a)    In the event of termination of this Agreement by either the Company or Parent as provided in SECTION 8.1, except as otherwise provided in SECTION 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or any of their respective Affiliates, stockholders, directors, officers, employees, agents, fiduciaries or consultants, provided that nothing herein shall relieve any party for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. The parties hereto hereby acknowledge and agree that notwithstanding any provision to the contrary (i) any payment of the Termination Fee pursuant to this SECTION 8.2 shall be the Parent and Merger Sub's sole and exclusive remedy with respect to such termination and all other damages or remedies, at law or in equity (including provisional remedies), are waived (it being understood that Parent and Merger Sub do not in any way waive any right to seek an injunction or specific performance of this Agreement in any situation other than following termination of this Agreement by Parent or Merger Sub) and (ii) it is the intent of Parent and Merger Sub that the limitations imposed hereby on remedies and the measure of damages shall apply regardless of the theory upon which recovery hereunder shall be sought.

  (b)
  Termination Fee.

  (i)
  In the event of termination of this Agreement (A) by Parent pursuant to SECTION 8.1(d)(ii) or (B) by the Company pursuant to SECTION 8.1(c)(i) above, then in each case the Company shall pay or cause to be paid to Parent, at the time of termination, an amount equal to $20 million (the "Termination Fee"), which amount shall be payable by wire transfer of same day funds to such account as Parent may designate in writing to the Company (the "Fee Account").

  (ii)
  In the event of termination of this Agreement pursuant to SECTION 8.1(b)(ii) or SECTION 8.1(d)(i) so long as before the date of such termination, a Takeover Proposal shall have been publicly announced or disclosed (or otherwise becomes widely known to the Company's stockholders) to the stockholders in the case of SECTION 8.1(b)(ii), and (x) within 12 months after the date of termination the Company shall have entered into any definitive agreement providing for, or consummated, a transaction with respect to any Takeover Proposal (solely for the purposes of this SECTION 8.2(b)(ii), each reference to "20%" in the definition of "Takeover Proposal" shall be changed to "35%") and (y) at the time of such termination, Parent and Merger Sub shall not have been in material breach of this Agreement, then the Company shall promptly, but in no event later than the date of the first to occur of the events described in the preceding clause (x) pay or cause to be paid to Parent the Termination Fee by wire transfer of same day funds to the Fee Account.

ARTICLE IX.

GENERAL PROVISIONS

        SECTION 9.1.    Non-Survival of Representations, Warranties and Agreements.

        The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to SECTION 8.1, "Termination," as the case may be, except that the agreements set forth in the last sentence of SECTION 6.5, "Access to Information," and the agreements set forth in Article II, "The Merger," SECTION 6.8, "Agreement to Defend and Indemnify," and SECTION 6.10, "Employee Matters," shall survive the Effective Time indefinitely (or, if shorter, for the periods set forth therein) and the agreements set forth in the last sentence of SECTION 6.5, "Access to Information," SECTION 8.2, "Effect of Termination," and SECTION 9.3—SECTION 9.13 shall survive termination or the Effective Time indefinitely.

        SECTION 9.2.    Notices.

        All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, confirmation received, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service and (iii) on the third Business Day after deposit in the United States mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

    (a)
    if to Parent or Merger Sub:

      The Thomson Corporation
      Metro Center
      One Station Place
      Stamford, Connecticut 06902
      Attention:  Carl Tobiasen
      Facsimile:  (203) 539-7552

      with a copy (which shall not constitute notice) to:

      Covington & Burling
      1330 Avenue of the Americas
      New York, New York 10019
      Attention: J. D. Weinberg, Esq.
      Facsimile: (646) 441-9037

      and

      The Thomson Corporation
      Metro Center
      One Station Place
      Stamford, Connecticut 06902
      Attention:  Darren Pocsik, Esq.
      Facsimile:  (203) 357-9762

    (b)
    if to the Company:

      Information Holdings Inc.
      2777 Summer Street
      Suite 602
      Stamford, CT 06905
      Attention:  Mr. Mason P. Slaine
      Facsimile:  (203) 961-1431

      With a copy (which shall not constitute notice) to:

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Attention:  Steven J. Gartner, Esq.
      Facsimile:  (212) 728-9222

        SECTION 9.3.    Expenses.

        All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses. The parties hereto shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes resulting from the transactions contemplated by this Agreement.

        SECTION 9.4.    Headings.

        The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.5.    Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

        SECTION 9.6.    Assignment.

        This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

        SECTION 9.7.    Governing Law.

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws.

        SECTION 9.8.    Amendment.

        This Agreement may be amended by the parties hereto by action taken by Parent and Merger Sub, and by action taken by the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 9.9.    Waiver.

        At any time before the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties hereto with any of their agreements or conditions contained herein; provided, however, that after the stockholder approval of the Merger has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        SECTION 9.10.    Entire Agreement; No Third Party Beneficiaries.

          (a)   This Agreement, the Disclosure Schedules and any exhibits attached hereto, as well as the Confidentiality Agreement, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder, other than SECTION 6.8, "Agreement to Defend and Indemnify," which is intended to be for the benefit of and shall be enforceable by the officers and directors of the Company and its Subsidiaries and their heirs and representatives.

          (b)   Any information provided in any Disclosure Schedule hereto (other than in SECTION 1 or SECTION 4.8 of the Disclosure Schedules) is considered disclosed in each and every other Disclosure Schedule hereto (other than SECTIONS 4.2, 4.6 and 4.7 of the Disclosure Schedules)

  as to which such information is applicable, to the extent that it is apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure Schedule. The Company agrees that the disclosure in SECTION 4.8 of the Disclosure Schedules does not, and is not intended to, qualify any of its representations and warranties in this Agreement other than the representations and warranties in SECTION 4.8 hereof. Any disclosure in any Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be "material," shall not be construed against the Company, as an assertion that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

        SECTION 9.11.    Counterparts.

        This Agreement may be executed in one or more counterparts (including by facsimile), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        SECTION 9.12.    Interpretation.

        Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) "either" and "or" are not exclusive and "include", "includes" and "including" are not limiting; (ii) "hereof", "hereto", "hereby", "herein' and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (iv) all references to "filings" with the SEC shall construed to include documents "furnished" to the SEC; (v) references to a law include any amendment or modification to such law and any rules, regulations and delegated legislation issued thereafter, whether such amendment or modification is made, or issuance of such rules, regulations or delegated legislation occurs, before or after the date of this Agreement; and (vi) references to the "ordinary course of business" refer to the ordinary course of business consistent with past practice during the past year.

        SECTION 9.13.    Enforcement; Waiver of Jury Trial.

          (a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, New Castle County, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b)   Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this SECTION 9.13(b).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFORMATION HOLDINGS INC.
By:	/s/ MASON P. SLAINE Name: Mason P. Slaine Title: President and Chief Executive Officer
THE THOMSON CORPORATION
By:	/s/ D.J. HULLAND Name: D.J. Hulland Title: Senior Vice President, Finance
THYME CORPORATION
By:	/s/ DARREN B. POCSIK Name: Darren B. Pocsik Title: Vice President and Secretary

Exhibit A

Restated Certificate Of Incorporation
of
Information Holdings Inc.

ARTICLE I.
NAME

        The name of the Corporation is Information Holdings Inc.

ARTICLE II.
REGISTERED OFFICE AND REGISTERED AGENT

        The registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

ARTICLE III.
CORPORATE PURPOSE

        The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the "DGCL").

ARTICLE IV.
CAPITAL STOCK

        The total number of shares that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value of $0.01 per share.

        The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V.
RESERVATION OF RIGHT TO AMEND BY-LAWS

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VI.
ELECTION OF DIRECTORS

        The election of directors need not be conducted by written ballot.

ARTICLE VII.
LIMITATION ON LIABILITY

        To the fullest extent permitted by the DGCL, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII.
INDEMNIFICATION AND INSURANCE

        A. INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, that, except as provided in Section B of this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Section A of this Article VIII or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section A of this Article VIII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        C. NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        D. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX.
RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

ARTICLE X.
BUSINESS COMBINATIONS WITH
INTERESTED STOCKHOLDERS

        Section 203 of the DGCL shall not apply to the Corporation.

ANNEX B

OPINION OF MORGAN STANLEY & CO., INC.

June 27, 2004

Board of Directors
Information Holdings Inc.
2777 Summer Street, Suite 602
Stamford, CT 06905

Members of the Board:

        We understand that Information Holdings Inc. ("Target" or the "Company"), The Thomson Corporation ("Buyer") and Thyme Corporation, a subsidiary of Buyer ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 27, 2004 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Target. Pursuant to the Merger, Target will become a subsidiary of Buyer and each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $28.00 per share in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

  a)
  reviewed certain publicly available financial statements and other information of the Company;

  b)
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  c)
  reviewed certain financial projections prepared by the management of the Company;

  d)
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  e)
  reviewed the reported prices and trading activity for the Common Stock;

  f)
  compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

  g)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  h)
  participated in discussions and negotiations among representatives of the Company, Buyer and certain other parties and their financial and legal advisors;

  i)
  reviewed the proposed Merger Agreement, the proposed Voting and Proxy Agreement, and certain related documents; and

  j)
  considered such other factors and performed such other analyses as we have deemed appropriate.

B-1

        We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting best available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Morgan Stanley has assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the consummation of the Merger as contemplated in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Company and the Buyer and have received fees for the rendering of these services. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity of the securities of the Company and Buyer for its own accounts or for the accounts or its customers and, accordingly, may at any time hold long or short positions in such securities.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

        Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ RICHARD S. BRAIL Richard S. Brail Executive Director

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

INFORMATION HOLDINGS INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 31, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INFORMATION HOLDINGS INC.

        The undersigned stockholder of Information Holdings Inc., a Delaware corporation ("Information Holdings"), hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated July 27, 2004, and hereby appoints Mason P. Slaine and Vincent A. Chippari, and each of them, as proxies of the undersigned, each with full power of substitution, with full authority to vote on behalf of the undersigned at the Special Meeting of Stockholders of Information Holdings to be held on Tuesday, August 31, 2004 at 2:00 p.m., Eastern Daylight Time, at The Stamford Marriott Hotel, Two Stamford Forum, Stamford, CT 06901 and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in accordance with the following instructions.

        PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED: (1) FOR ADOPTION OF THE MERGER AGREEMENT; (2) FOR APPROVAL OF THE PROPOSAL TO GRANT THE PERSONS NAMED AS PROXIES DISCRETIONARY AUTHORITY TO VOTE TO ADJOURN THE SPECIAL MEETING; AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE SPECIAL MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

		FOR	AGAINST	ABSTAIN
1.	PROPOSAL FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 28, 2004 (THE "MERGER AGREEMENT"), BY AND AMONG INFORMATION HOLDINGS INC., THE THOMSON CORPORATION AND THYME CORPORATION.	☐	☐	☐
2.
	PROPOSAL TO GRANT THE PERSONS NAMED AS PROXIES DISCRETIONARY AUTHORITY TO VOTE TO ADJOURN THE SPECIAL MEETING ONE OR MORE TIMES, INCLUDING FOR THE PURPOSE OF SOLICITING PROXIES TO VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.	☐	☐	☐

        It is not expected that any matters other than those described in the Proxy Statement will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as your name appears hereon. When shares are held by joint owners both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partners.

Signature:	Date:	Signature:	Date:

QuickLinks

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

SUMMARY OF TERMS
QUESTIONS AND ANSWERS ABOUT THE MERGER
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
PARTICIPANTS
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
THE VOTING AND PROXY AGREEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MARKET FOR THE COMMON STOCK; DIVIDEND DATA
Information Holdings Common Stock
OTHER MATTERS

INDEX TO DISCLOSURE SCHEDULES
AGREEMENT AND PLAN OF MERGER
  Exhibit A
ANNEX B OPINION OF MORGAN STANLEY & CO., INC.
ANNEX C SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW